EXHIBIT 99.3

ITEM 8.                    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Equifax is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Equifax’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those written policies and procedures that:

•       Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Equifax;

•       Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•       Provide reasonable assurance that receipts and expenditures of Equifax are being made only in accordance with authorization of management and the Board of Directors of Equifax; and

•       Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices, and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Equifax’s internal control over financial reporting as of December 31, 2006. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Equifax’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of its Board of Directors.

Based on this assessment, management determined that, as of December 31, 2006, Equifax maintained effective internal control over financial reporting.

Ernst & Young LLP, an independent registered public accounting firm, who audited and reported on the consolidated financial statements of Equifax included in this report, has issued an attestation report on management’s assessment of internal control over financial reporting which is included on page 3 of this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and
Shareholders of Equifax Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Equifax Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Equifax Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Equifax Inc. maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Equifax Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2006 of Equifax Inc. and subsidiaries and our report dated February 27, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Shareholders of Equifax Inc.:

We have audited the accompanying consolidated balance sheets of Equifax Inc. and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equifax Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set therein.

As discussed in Notes 1, 2 and 9 of the Notes to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R, in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 27, 2007, except for paragraphs 6 and 30 of Note 1, paragraph 2 of Note 4, Note 14, and paragraph 1 of Note 15 as to which the date is May 3, 2007

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended December 31,
	2006	2005	2004
	(In millions, except per share amounts)
Operating revenue	$1,546.3	$1,443.4	$1,272.8

Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	626.4	594.2	533.9
Selling, general and administrative expenses	401.0	345.0	284.4
Depreciation and amortization	82.8	82.2	78.7
Total operating expenses	1,110.2	1,021.4	897.0
Operating income	436.1	422.0	375.8
Interest expense	(31.9)	(35.6)	(34.9)
Minority interests in earnings, net of tax	(4.5)	(4.9)	(3.2)
Other income, net	16.2	9.2	47.5
Income before income taxes	415.9	390.7	385.2
Provision for income taxes	(141.4)	(144.2)	(147.9)
Income from continuing operations	274.5	246.5	237.3
Loss from discontinued operations, net of income tax benefit of $1.5 in 2004 (see Note 12)	—	—	(2.6)
Net income	$274.5	$246.5	$234.7

Basic earnings per common share:
Income from continuing operations	$2.16	$1.90	$1.81
Loss from discontinued operations	—	—	(0.02)
Net income	$2.16	$1.90	$1.79
Shares used in computing basic earnings per share	127.1	129.7	131.3

Diluted earnings per common share:
Income from continuing operations	$2.12	$1.86	$1.78
Loss from discontinued operations	—	—	(0.02)
Net income	$2.12	$1.86	$1.76
Shares used in computing diluted earnings per share	129.4	132.2	133.5
Dividends per common share	$0.16	$0.15	$0.11

See Notes to Consolidated Financial Statements.

EQUIFAX INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In millions, except par values)
ASSETS

Current assets:
Cash and cash equivalents	$67.8	$37.5
Trade accounts receivable, net of allowance for doubtful accounts of $8.7 and $9.6 at December 31, 2006 and 2005, respectively	244.8	216.0
Prepaid expenses	21.5	17.9
Other current assets	11.1	9.0
Total current assets	345.2	280.4

Property and equipment:
Capitalized internal-use software and system costs	243.8	205.9
Data processing equipment and furniture	132.2	124.5
Land, buildings and improvements	29.7	29.1
Total property and equipment	405.7	359.5
Less accumulated depreciation and amortization	(243.8)	(202.7)
Total property and equipment, net	161.9	156.8
Goodwill	842.0	791.2
Indefinite-lived intangible assets	95.2	95.0
Purchased intangible assets, net	242.2	263.4
Prepaid pension asset	47.7	183.7
Other assets, net	56.4	61.0
Total assets	$1,790.6	$1,831.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt and current maturities	$330.0	$92.3
Accounts payable	23.5	5.9
Accrued expenses	62.0	54.0
Accrued salaries and bonuses	41.9	40.7
Deferred revenue	62.7	49.2
Other current liabilities	62.0	52.4
Total current liabilities	582.1	294.5
Long-term debt	173.9	463.8
Deferred income tax liabilities, net	70.8	126.1
Long-term pension and other postretirement benefit liabilities	65.3	56.2
Other long-term liabilities	60.4	70.6
Total liabilities	952.5	1,011.2

Commitments and Contingencies (see Note 6)

Shareholders’ equity:
Preferred stock, $0.01 par value: Authorized shares—10.0; Issued shares—none	—	—
Common stock, $1.25 par value: Authorized shares—300.0; Issued shares—186.3 and 185.2 at December 31, 2006 and 2005, respectively; Outstanding shares—124.7 and 129.2 at December 31, 2006 and 2005, respectively	232.9	231.5
Paid-in capital	609.2	559.0
Retained earnings	1,778.6	1,525.1
Accumulated other comprehensive loss	(232.2)	(157.8)
Treasury stock, at cost, 57.7 shares and 51.7 shares at December 31, 2006 and 2005, respectively	(1,490.9)	(1,274.6)
Stock held by employee benefits trusts, at cost, 3.9 shares and 4.3 shares at December 31, 2006 and 2005, respectively	(59.5)	(62.9)
Total shareholders’ equity	838.1	820.3
Total liabilities and shareholders’ equity	$1,790.6	$1,831.5

See Notes to Consolidated Financial Statements.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2006	2005	2004
	(In millions)
Operating activities:
Net income	$274.5	$246.5	$234.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82.8	82.2	78.7
Gain on sale of investment in Intersections Inc.	—	—	(36.8)
Loss from discontinued operations	—	—	2.6
Stock-based compensation expense	17.4	8.2	2.4
Tax effects of stock-based compensation plans	8.9	18.1	5.9
Excess tax benefits from stock-based compensation plans	(5.0)	—	—
Asset impairment and related charges	—	—	2.4
Deferred income taxes	(2.6)	11.8	25.3
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(22.8)	(14.3)	(17.2)
Prepaid expenses and other current assets	(2.4)	10.5	7.9
Other assets	(1.6)	0.5	(7.2)
Current liabilities, excluding debt	49.1	(14.0)	7.6
Other long-term liabilities, excluding debt	(24.0)	(11.7)	2.7
Cash provided by operating activities	374.3	337.8	309.0
Investing activities:
Capital expenditures	(52.0)	(46.2)	(47.5)
Acquisitions, net of cash acquired	(34.4)	(121.8)	(17.4)
Proceeds from sale of investments	—	10.1	59.4
Other	(0.4)	—	(1.0)
Cash used in investing activities	(86.8)	(157.9)	(6.5)

Financing activities:
Net short-term (repayments) borrowings	(12.2)	92.3	(22.5)
Net (repayments) borrowings under long-term revolving credit facilities	(40.0)	65.0	(138.0)
Payments on long-term debt	—	(250.0)	(0.6)
Treasury stock purchases	(215.2)	(144.0)	(138.0)
Dividends paid	(20.3)	(20.2)	(15.0)
Proceeds from exercise of stock options	26.1	62.8	28.1
Excess tax benefits from stock-based compensation plans	5.0	—	—
Other	(0.6)	0.6	(3.0)
Cash used in financing activities	(257.2)	(193.5)	(289.0)
Effect of foreign currency exchange rates on cash and cash equivalents	—	(1.0)	(1.2)
Cash provided by discontinued operations (see Note 12)	—	—	1.7
Increase (decrease) in cash and cash equivalents	30.3	(14.6)	14.0
Cash and cash equivalents, beginning of period	37.5	52.1	38.1
Cash and cash equivalents, end of period	$67.8	$37.5	$52.1

See Notes to Consolidated Financial Statements.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)

							Stock
					Accumulated		Held By
	Common Stock				Other		Employee	Total
	Shares		Paid-In	Retained	Comprehensive	Treasury	Benefits	Shareholders’
	Outstanding	Amount	Capital	Earnings	Loss	Stock	Trusts	Equity
	(In millions, except per share amounts)
Balance, December 31, 2003	132.7	$225.5	$432.5	$1,079.0	$(296.1)	$(995.5)	$(73.9)	$371.5
Net income	—	—	—	234.7	—	—	—	234.7
Other comprehensive income	—	—	—	—	29.1	—	—	29.1
Shares issued under stock plans	2.1	2.0	25.7	—	—	—	4.7	32.4
Treasury stock purchased under share repurchase program ($25.57 per share)	(5.4)	—	—	—	—	(138.0)	—	(138.0)
Cash dividends ($0.11 per share)	—	—	—	(15.0)	—	—	—	(15.0)
Stock-based compensation expense	—	—	2.4	—	—	—	—	2.4
Tax effects of stock-based compensation plans	—	—	5.9	—	—	—	—	5.9
Dividends paid to employee benefits trust	—	—	0.4	—	—	—	—	0.4
Balance, December 31, 2004	129.4	$227.5	$466.9	$1,298.8 *	$(267.0)	$(1,133.4)*	$(69.2)	$523.6 *
Net income	—	—	—	246.5	—	—	—	246.5
Other comprehensive income	—	—	—	—	109.2	—	—	109.2
Shares issued under stock plans	3.2	4.0	61.2	—	—	—	—	65.2
Shares issued under benefits plans	0.6	—	—	—	—	—	6.3	6.3
Treasury stock issued for an acquisition	0.4	—	4.0	—	—	10.7	—	14.7
Other treasury stock purchases**	(0.2)	—	—	—	—	(7.9)	—	(7.9)
Treasury stock purchased under share repurchase program ($34.45 per share)	(4.2)	—	—	—	—	(144.0)	—	(144.0)
Cash dividends ($0.15 per share)	—	—	—	(20.2)	—	—	—	(20.2)
Stock-based compensation expense	—	—	8.2	—	—	—	—	8.2
Tax effects of stock-based compensation plans	—	—	18.1	—	—	—	—	18.1
Dividends paid to employee benefits trust	—	—	0.6	—	—	—	—	0.6
Balance, December 31, 2005	129.2	$231.5	$559.0	$1,525.1	$(157.8)	$(1,274.6)	$(62.9)	$820.3
Net income	—	—	—	274.5	—	—	—	274.5
Other comprehensive income	—	—	—	—	36.3	—	—	36.3
Adjustment to initially apply SFAS 158, net of tax	—	—	—	—	(110.7)	—	—	(110.7)
Shares issued under stock plans	1.0	1.2	19.0	—	—	—	—	20.2
Shares issued under benefits plans	0.3	—	3.6	—	—	—	3.1	6.7
Treasury stock traded for option price	—	—	0.2	—	—	(1.1)	—	(0.9)
Treasury stock traded for minimum tax withholdings	—	—	(0.2)	—	—	(2.5)	—	(2.7)
Treasury stock purchased under share repurchase program ($35.64 per share)***	(6.0)	—	—	—	—	(212.7)	—	(212.7)
Cash dividends ($0.16 per share)	—	—	—	(21.0)	—	—	—	(21.0)
Dividends paid to employee benefits trust	—	—	0.7	—	—	—	—	0.7
Stock-based compensation expense	—	—	17.4	—	—	—	—	17.4
Tax effects of stock-based compensation plans	—	—	8.9	—	—	—	—	8.9
Other	0.2	0.2	0.6	—	—	—	0.3	1.1
Balance, December 31, 2006	124.7	$232.9	$609.2	$1,778.6	$(232.2)	$(1,490.9)	$(59.5)	$838.1

*                    does not total due to rounding

**             Represents treasury stock traded for minimum tax withholdings and common stock tendered by employees exercising stock options.

***      At December 31, 2006, $132.6 million was authorized for future repurchases of our common stock. In February 2007, our Board of Directors amended the plan to authorize an additional repurchase of $650.0 million of our common stock.

See Notes to Consolidated Financial Statements.

Accumulated Other Comprehensive Loss consists of the following components:

	December 31,
	2006	2005	2004
	(In millions)
Foreign currency translation	$(113.2)	$(140.1)	$(148.2)
Minimum pension liability, net of accumulated tax of $4.5, $10.0, and $70.2 in 2006, 2005 and 2004, respectively	(7.7)	(16.7)	(117.0)
Adjustment to initially apply SFAS 158 in 2006, net of accumulated tax of $63.8 (see Note 9)	(110.7)	—	—
Cash flow hedging transactions, net of tax of $0.4, $0.6, and $1.1 in 2006, 2005 and 2004, respectively	(0.6)	(1.0)	(1.8)
Accumulated other comprehensive loss	$(232.2)	$(157.8)	$(267.0)

Comprehensive Income is as follows:

	Twelve Months Ended December 31,
	2006	2005	2004
	(In millions)
Net income	$274.5	$246.5	$234.7
Other comprehensive income (loss):
Foreign currency translation adjustment	26.9	8.1	29.5
Reclassification adjustment for the gain on sale of discontinued operations	—	—	(4.0)
Minimum pension liability adjustment	9.0	100.3	3.1
Change in cumulative loss from cash flow hedging transactions	0.4	0.8	0.5
Comprehensive income	$310.8	$355.7	$263.8

See Notes to Consolidated Financial Statements.

EQUIFAX INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      SUMMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As used herein, the terms “Equifax,” “the Company,” “we,” “our” and “us” refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

Nature of Operations.   We collect, organize and manage various types of financial, demographic and marketing information. Our products and services enable businesses to make credit and service decisions, manage their portfolio risk and develop marketing strategies concerning consumers and commercial enterprises. We serve customers across a wide range of industries, including the financial services, mortgage, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as government agencies. We also enable consumers to manage and protect their financial health through a portfolio of products offered directly to consumers. As of December 31, 2006, we operated in 14 countries: Argentina, Brazil, Canada, Chile, Costa Rica, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the United Kingdom (“U.K.”), Uruguay, and the U.S.

We develop, maintain and enhance secured proprietary information databases through the compilation of accounts receivable information about consumers and businesses that we obtain from a variety of sources, such as credit granting institutions, public record information (including bankruptcies, liens and judgments) and marketing information from surveys and warranty cards. We process this information utilizing our proprietary information management systems.

Basis of Consolidation.   Our Consolidated Financial Statements and the accompanying notes, which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), include Equifax and all its subsidiaries. We consolidate all majority-owned and controlled subsidiaries as well as variable interest entities in which we are the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” Other parties’ interests in consolidated entities are reported as minority interests. We use the equity method of accounting for investments in which we are able to exercise significant influence and use the cost method for all other investments. All significant intercompany transactions and balances are eliminated.

We have reclassified certain prior period amounts in our Consolidated Financial Statements to conform to the current period presentation, including the reclassification of prior year amounts related to the presentation of purchased software from other assets, net, to capitalized internal-use software and system costs on our Consolidated Balance Sheets. The purchased software balance and related accumulated amortization was $59.0 million and $33.3 million, respectively, at December 31, 2006, and $43.5 million and $23.7 million, respectively, at December 31, 2005.

Segments.   We manage our business globally through the following four reportable segments, which are the same as our operating segments: U.S. Consumer Information Solutions, North America Personal Solutions, North America Commercial Solutions and International. U.S. Consumer Information Solutions is our largest reportable segment, with 63% of total operating revenue during the twelve months ended December 31, 2006. Our foreign operations are principally located in Canada, the U.K. and Brazil. See Note 14 for additional information about our segments.

Use of Estimates.   The preparation of our Consolidated Financial Statements requires us to make estimates and assumptions in accordance with GAAP. Accordingly, we make these estimates and assumptions after exercising judgment. We believe that the estimates and assumptions inherent in our Consolidated Financial Statements are reasonable, based upon information available to us at the time they are made. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Revenue Recognition and Deferred Revenue.   Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from our processing of transactions related to the provision of information services to our customers, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the service is provided. A smaller portion of our revenues relate to subscription-based contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period, generally one year. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized ratably during the contract term.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met. The determination of certain of our marketing information services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual reported volumes reported by our customers in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported. We have not experienced significant variances between our estimates and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained.

We have certain information solution offerings that are sold as multiple element arrangements. The multiple elements may include consumer or commercial information, file updates for certain solutions, services provided by our enabling technologies personnel, training services and/or statistical models. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer, and there must exist objective and reliable evidence of the fair value for any undelivered elements. For certain customer contracts, the total arrangement fee is allocated to the undelivered elements based on their fair values and to the initial delivered elements using the residual method. If we are unable to unbundle the arrangement into separate elements for accounting, we apply one of the accounting policies described above. This may lead to the arrangement consideration being recognized as the final contract element is delivered to our customer.

Many of our multiple element arrangements involve the delivery of services generated by a combination of our consumer, commercial or marketing information services. No individual information service impacts the value or usage of other information services included in an arrangement and each service can be sold alone or purchased from another vendor without affecting the quality of use or value to the customer of the other information services included in the arrangement. Some of our products require the development of interfaces or platforms by our enabling technologies personnel that allow our customers to interact with our proprietary information databases. These development services do not meet the requirement for having stand-alone value, thus any related development fees are deferred when billed and are recognized over the expected period of benefit of the related customer contract. Revenue from the provision of statistical models is recognized as the service is provided and accepted, assuming all other revenue recognition criteria are met.

We record revenue on a net basis for those sales in which we have in substance acted as an agent or broker in the transaction.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales of our information services relating generally to the deferral of subscription fees and arrangement consideration from elements not meeting the criteria for having stand-alone value discussed above. Deferred revenues are subsequently recorded as revenue in accordance with our revenue recognition policies.

Cost of Services.   Cost of services consist primarily of (1) data acquisition and royalty fees; (2) customer service costs, which include: personnel costs to collect, maintain and update our proprietary databases, to develop and maintain software application platforms and to provide consumer and customer call center support; (3) hardware and software expense associated with transaction processing systems; (4) telecommunication and computer network expense; and (5) occupancy costs associated with facilities where these functions are performed by Equifax employees.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses consist primarily of personnel-related costs, fees for professional and consulting services, and advertising costs.

Advertising.   Advertising costs, which are expensed as incurred, totaled $31.6 million, $30.8 million, and $19.0 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively.

Income Taxes.   In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” we account for income taxes under the liability method. Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. We periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets. We record a valuation allowance, as necessary, to reduce our deferred tax assets to the amount of future tax benefit that we estimate is more likely than not to be realized.

Our income tax provisions are based on assumptions and calculations which will be subject to examination by various tax authorities. We record tax benefits for positions that we believe are probable of being sustained under such examinations. Regularly, we assess the potential outcome of such examinations to determine the adequacy of our income tax accruals. We adjust our income tax provision during the period in which we determine that the actual results of the examinations may differ from our estimates. Changes in tax laws and rates are reflected in our income tax provision in the period in which they occur. See Note 7 for additional information about income taxes.

Earnings Per Share.   In accordance with SFAS No. 128, “Earnings per Share,” our basic earnings per share (“EPS”) is calculated as income from continuing operations or net income divided by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The income amounts used in both our basic and diluted EPS calculations are the same. A reconciliation of the weighted-average outstanding shares used in the two calculations is as follows:

	Twelve Months Ended December 31,
	2006	2005	2004
	(In millions)
Weighted-average shares outstanding (basic)	127.1	129.7	131.3
Effect of dilutive securities:
Stock options	1.8	2.1	1.6
Long-term incentive plans	0.5	0.4	0.6
Weighted-average shares outstanding (diluted)	129.4	132.2	133.5

For the twelve months ended December 31, 2006, 2005 and 2004, we excluded certain stock options from our EPS calculation because their effect on EPS was anti-dilutive. The number of stock options excluded from the EPS calculation was not material for all periods presented.

Cash Equivalents.   We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts.   We do not recognize interest income on our trade accounts receivable. Additionally, we generally do not require collateral from our customers related to our trade accounts receivable.

The allowance for doubtful accounts for estimated losses on trade accounts receivable is based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in adverse financial condition or for existing contractual disputes wherein we are not assured of a favorable outcome. We reassess the adequacy of the allowance for doubtful accounts each reporting period. Increases to the allowance for doubtful accounts are recorded as bad debt expense, which are included in selling, general and administrative expenses on the accompanying Consolidated Statements of Income. Bad debt expense was $5.2 million, $4.3 million, and $2.9 million during the twelve months ended December 31, 2006, 2005, and 2004, respectively.

Long-Lived Assets.   Property and equipment are stated at cost less accumulated depreciation and amortization. The cost of additions is capitalized. Property and equipment are depreciated primarily on a straight-line basis over estimated assets’ useful lives, which are generally three to ten years for data processing equipment and capitalized internal-use software and systems costs. Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

Buildings are depreciated over a forty-year period. Other fixed assets are depreciated over three to seven years. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and included in income from continuing operations on the Consolidated Statements of Income, with the classification of any gain or loss dependent on the characteristics of the asset sold or retired.

Depreciation expense related to property and equipment was $19.0 million, $19.7 million and $16.6 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively. Amortization expense related to property and equipment is disclosed below.

Capitalized Internal-Use Software and Systems Costs.   Certain internal-use software and system development costs are deferred and capitalized in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Accordingly, the specifically identified costs incurred to develop or obtain software and accompanying hardware which is intended for internal use are not capitalized until the determination is made as to the availability of a technically feasible solution to solve the predefined user and operating performance requirements as established during the preliminary stage of an internal-use software development project. Costs incurred during a software development project’s preliminary stage and post-implementation stage are expensed. Application development activities which are eligible for capitalization include software design and configuration, development of interfaces, coding, testing, and installation. Capitalized internal-use software and systems costs are subsequently amortized on a straight-line basis over a three- to ten-year period after project completion and when the related software or system is ready for its intended use. Amortization expense related to capitalized internal-use software and system costs totaled $31.4 million, $28.7 million, and $27.8 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively.

Impairment of Long-Lived Assets.   In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets to be Disposed Of” (“SFAS 144”), we monitor the status of our long-lived assets in order to determine if conditions exist or events and circumstances indicate that an asset group may be impaired in that its carrying amount may not be recoverable. Significant factors that are considered that could be indicative of an impairment include: changes in business strategy, market conditions or the manner in which an asset group is used; underperformance relative to historical or expected future operating results; and negative industry or economic trends. If potential indicators of impairment exist, we estimate recoverability based on the asset group’s ability to generate cash flows greater than the carrying value of the asset group. We estimate the undiscounted future cash flows arising from the use and eventual disposition of the related long-lived asset group. If the carrying value of the long-lived asset group exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset group’s carrying amount exceeds its fair value. We generally utilize estimates of discounted future cash flows to determine the asset group’s fair value.

Goodwill and Indefinite-Lived Intangible Assets.   Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is not amortized. We are required to test goodwill for impairment at the reporting unit level on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment test as of September 30th. In analyzing goodwill for potential impairment, we use projections of future discounted cash flows from our reporting units to determine whether the reporting unit’s estimated fair value exceeds its carrying value. Our estimates of fair value for each reporting unit are corroborated by market multiple comparables. If the fair value of a reporting unit exceeds its carrying value, then no further testing is required. However, if a reporting unit’s fair value were to be less than its carrying value, we would then determine the amount of the impairment charge, if any, which would be the amount that the carrying value of the reporting unit’s goodwill exceeded its implied value. In accordance with SFAS 142, we are required to test goodwill at the reporting unit level as defined by reference to our operating segments determined under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Contractual/territorial rights represent the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. In accordance with SFAS 142, we are required to test indefinite-lived intangible assets for impairment annually or whenever events and circumstances indicate that there may be an impairment of the asset value. Our annual impairment test date is September 30th. We perform the impairment test for our indefinite-lived intangible assets by comparing the asset’s fair value to its carrying value. We estimate the fair value based on projected discounted future cash flows. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value.

See Note 4 and 15 for additional information about our goodwill and contractual/territorial rights, and the discussion of our reallocation of goodwill as a result of our organizational realignment, respectively.

Purchased Intangible Assets.   Purchased intangible assets represent the estimated fair value of acquired intangible assets used in our business. Purchased data files represent the estimated fair value of files acquired primarily through the purchase of independent credit reporting agencies in the U.S. and Canada. We expense the cost of modifying and updating credit files in the period such costs are incurred. We generally amortize purchased data files, which primarily consist of acquired credit files, on a straight-line basis. All of our other purchased intangible assets are also amortized on a straight-line basis. See Note 4 for additional information about our purchased intangible assets.

Asset	Useful Life
(in years)
Purchased Data Files	15
Acquired Software	3 to 10
Non-compete Agreements	2 to 5
Customer Relationships	7 to 8

Other Assets.   Other assets on our Consolidated Balance Sheets primarily represents the cash surrender value of life insurance policies, employee benefit trust assets, a statutorily-required tax deposit and data purchases, net.

Foreign Currency Translation.   The functional currency of each of our foreign subsidiaries is that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end rate of exchange and revenue and expenses at the monthly average rates during the year. We record the resulting translation adjustment in other comprehensive income, a component of shareholders’ equity. We also record gains and losses resulting from the translation of intercompany balances of a long-term investment nature in accumulated other comprehensive loss.

Financial Instruments.   Our financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to the short-term nature of these instruments. As of December 31, 2006 and 2005, the fair value of our fixed-rate debt (determined internally through the use of related public financial information) was $414.2 million and $412.4 million, respectively, compared to its carrying value, net of discount, of $398.8 million and $398.8 million, respectively.

Recent Accounting Pronouncements.   In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s Consolidated Financial Statements. FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. We adopted FIN 48 on January 1, 2007. For transition purposes, we adopted FIN 48 as a change in accounting principle through a cumulative-effect adjustment to retained earnings. The impact of our reassessment of our tax positions in accordance with the requirements of FIN 48 is expected to be immaterial; however, we are awaiting additional guidance expected to be issued in March 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance for measuring the fair value of assets and liabilities, as well as requires expanded disclosures about fair value measurements. SFAS 157 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability, and provides additional guidelines to consider in determining the market-based measurement. We will be required to adopt SFAS 157 on January 1, 2008, although early adoption is permitted. We are currently evaluating the impact of adopting SFAS 157 on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” (“SFAS 158”), which is effective for us as of December 31, 2006. SFAS 158 requires us to recognize (1) the overfunded or underfunded status of our defined benefit pension and other postretirement benefit plans as an asset or liability in our Consolidated Balance Sheet, and (2) changes in the funded status in the year in which the changes occur through other comprehensive income, a component of shareholders’ equity. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated postretirement benefit obligation. This statement also requires us to measure the funded status of our plans as of the date of our year-end Consolidated Balance Sheet, December 31, which is consistent with our current measurement date. SFAS 158 also provides additional disclosure requirements and guidance related to balance sheet classification. This guidance did not impact our Consolidated Statements of Income, nor did it impact our debt covenant compliance upon adoption. If this guidance had been effective as of December 31, 2005, the impact on our Consolidated Balance Sheet at such date would have been a $95.2 million decrease in total assets (including the impact to the long-term deferred tax asset), a $26.1 million increase to total liabilities and a $121.3 million decrease to shareholders’ equity. See Note 9 for information about the impact on our Consolidated Balance Sheet as of December 31, 2006.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) Topic 1N, “Financial Statements—Considering the Effects of Prior Year Misstatements

when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which expresses the Staff’s views regarding the process of quantifying financial statement misstatements due to the current diversity in practice. SAB 108 will require companies to use two approaches, the rollover and iron curtain methods, when quantifying financial statement misstatements. We were required to adopt SAB 108 for the year ended December 31, 2006. The adoption of SAB 108 did not impact our Consolidated Financial Statements.

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) related to EITF Issue No. 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-04”), which requires the recognition of a liability related to postretirement benefits covered by endorsement split-dollar life insurance arrangements since the employer has the obligation to provide the benefit to the employee. We have endorsement split-dollar life insurance arrangements for certain officers of the Company. The liability is required to be recognized in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits, Other Than Pensions,” or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967,” as appropriate. For transition purposes, we may adopt EITF 06-04 as a change in accounting principle through either (1) retrospective application to all periods presented or (2) a cumulative-effect adjustment to retained earnings. We will be required to adopt EITF 06-04 on January 1, 2008. We are currently evaluating the impact of adopting EITF 06-04 on our Consolidated Financial Statements.

In September 2006, the FASB ratified the consensus reached by the EITF related to EITF Issue No. 06-05, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin
No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-05”), which requires that a policyholder consider additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the life insurance policy. EITF 06-05 provides additional guidance for determining the amount to be realized, including the policy level for which the analysis should be performed, amounts excluded and measurement criteria. For transition purposes, we may adopt EITF 06-05 as a change in accounting principle through either (1) retrospective application to all periods presented or (2) a cumulative-effect adjustment to retained earnings. We were required to adopt EITF 06-05 on January 1, 2007. The impact of adopting EITF 06-05 on our Consolidated Financial Statements on January 1, 2007 was not material.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which permits an entity to choose to measure many financial instruments and certain other items at fair value. For transition purposes, we are required to adopt SFAS 159 as a change in accounting principle through a cumulative-effect adjustment to retained earnings. We will be required to adopt SFAS 159 on January 1, 2008, although early adoption is permitted. We are currently evaluating the impact of adopting SFAS 159 on our Consolidated Financial Statements.

2.                 STOCK-BASED COMPENSATION

On January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”), which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires that the cost relating to share-based payment transactions in which an entity exchanges its equity instruments for goods or services from either employees or non-employees be recognized in the financial statements as the goods are received or services are rendered. That cost is measured based on the fair value of the equity or liability instruments issued. We are no longer permitted to follow the intrinsic value accounting method of APB 25, which resulted in no expense being recorded for stock option grants for which the exercise price was equal to the fair value of the underlying stock on the date of grant. Prior to the adoption of SFAS 123R, we recognized compensation expense for nonvested stock over the stated vesting period in accordance with APB 25.

SFAS 123R applies to all of our outstanding unvested, share-based payment awards as of January 1, 2006 and all prospective awards. All of our stock-based awards, which are stock options and nonvested stock, are classified as equity instruments. In accordance with SFAS 123R, we elected to use the modified prospective transition method as opposed to the modified retrospective transition method. Under the modified prospective transition method, financial statements prior to adoption remain unchanged. The following discusses several other elections we made as a result of adopting SFAS 123R:

•       For our pro forma disclosures under SFAS 123, we used the Black-Scholes option pricing model. Upon the adoption of SFAS 123R, we compute the fair value of options granted on or after January 1, 2006 using the binomial model. Additionally, based on the guidance in the SEC’s SAB No. 107, “Share-Based Payment”, we changed our expected volatility assumption used in the binomial model. We reassess all assumptions at each grant date. The fair value of stock options granted prior to the adoption of SFAS 123R, calculated using the Black-Scholes model, remains unchanged.

•       Forfeitures under SFAS 123 were recognized when they occurred. SFAS 123R, however, requires forfeitures be estimated at the grant date. Accordingly, compensation cost is recognized based on the number of awards expected to vest. There may be adjustments in future periods if actual forfeitures differ from our estimates. For nonvested shares granted prior to our adoption of SFAS 123R, we recorded a cumulative catch-up adjustment in January 2006 related to estimated forfeitures. This reduction in expense was not material to our Consolidated Financial Statements. Our forfeiture rate is based upon historical experience, as well as anticipated employee turnover considering certain qualitative factors.

•       Generally, our stock options are subject to graded vesting, while our nonvested shares are subject to cliff vesting. SFAS 123R permits entities to elect between the accelerated recognition method or straight-line recognition method for recognizing compensation cost related to awards subject to graded vesting based on a service condition. Consistent with our prior practice, we continue to apply the accelerated recognition method related to awards subject to graded vesting, which results in more compensation cost early in the vesting period.

Our nonvested stock has accelerated vesting features upon retirement, while our stock options continue to vest over the same vesting schedule even though no additional service is required by the employee after retirement. Upon the adoption of SFAS 123R, we began recognizing compensation cost related to new stock-based awards from the grant date through the date the employee is eligible to receive the award without further service, such as when the employee becomes retirement eligible, which may be shorter than the stated vesting period. For stock-based awards granted prior to the adoption of SFAS 123R, we recognized compensation cost over the stated vesting period and recognized the impact, if any, upon retirement; this recognition policy will continue for any such awards that were unvested at the time of adoption.

Stock-Based Award Plans.

Stock Options.   Our shareholders have approved a stock option plan which provides that qualified and nonqualified stock options may be granted to officers and other employees. In addition, stock options remain outstanding under two shareholder-approved plans and three non-shareholder-approved plans from which no new grants may be made. Authorized stock option grants can only be made from shareholder-approved plans. The plan requires that stock options be granted at exercise prices not less than market value on the date of grant. Generally, stock options are subject to graded vesting for periods of up to three years based on service, with 25% vesting immediately upon grant, and expire ten years from the grant date. The following table summarizes changes in outstanding stock options during the twelve months ended December 31, 2006, as well as stock options that are vested and expected to vest and stock options exercisable at December 31, 2006:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at December 31, 2005	6,453	$22.68
Granted (all at market price)	825	$36.56
Exercised	(1,298)	$20.92
Forfeited and cancelled	(50)	$29.36
Outstanding at December 31, 2006	5,930	$24.95	5.4	$92.8

Vested and expected to vest at December 31, 2006	5,823	$24.81	5.4	$91.9

Exercisable at December 31, 2006	4,798	$23.03	4.8	$84.3

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of Equifax’s common stock on December 31, 2006 and the exercise price, multiplied by the number of in-the-money stock options as of the same date. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on December 31,

2006. In future periods, this amount will change depending on fluctuations in Equifax’s stock price. The total intrinsic value of stock options exercised during the twelve months ended December 31, 2006 was $21.4 million.

The following table summarizes changes in outstanding options and the related weighted-average exercise price per share for the twelve months ended December 31, 2005 and 2004:

	December 31,
	2005		2004
	Shares	Average Price	Shares	Average Price
	(Shares in thousands)
Outstanding at the beginning of the year	9,484	$20.76	11,126	$19.65
Granted (all at market price)	745	$30.99	935	$25.70
Forfeited and cancelled	(89)	$25.06	(270)	$20.17
Exercised	(3,687)	$33.78	(2,307)	$17.47
Outstanding at the end of the year	6,453	$22.68	9,484	$20.76
Exercisable at the end of the year	5,309	$21.72	7,891	$20.16

Nonvested Stock.   Our plan also provides for awards of nonvested shares of our common stock that can be granted to executive officers, employees and directors. Nonvested stock awards are generally subject to cliff vesting over a period between three to five years based on service. The following table summarizes changes in our nonvested stock during the twelve months ended December 31, 2006 and the related weighted-average grant date fair value:

		Weighted-Average
		Grant Date
	Shares	Fair Value
	(in thousands)
Nonvested at December 31, 2005	689	$28.74
Granted	271	$36.97
Vested	(133)	$27.94
Forfeited	(16)	$27.90
Nonvested at December 31, 2006	811	$31.64

The total fair value of nonvested stock that vested during the twelve months ended December 31, 2006 was $4.8 million, based on the weighted-average fair value on the vesting date, and $3.7 million, based on the weighted-average fair value on the date of grant.

The following table summarizes information about nonvested stock grants for the twelve months ended December 31, 2005 and 2004:

			Average
Year		Shares	Fair Value
		(in thousands)
2005	Grants	290	$32.28
	Cancellations	(15)	$29.12
2004	Grants	487	$25.86
	Cancellations	(7)	$25.60

We expect to issue new shares of common stock or common shares held by our employee benefits trust upon the exercise of stock options or once nonvested shares vest. We have not changed our policies related to stock-based awards, such as the quantity or type of instruments issued, as a result of adopting SFAS 123R, nor have we changed the terms of our stock-based awards. At December 31, 2006, there were 2.2 million shares available for future stock option grants and nonvested stock awards.

Measurement of Fair Value.

Stock Options.   We use the binomial model to calculate the fair value of stock options granted on or after January 1, 2006. The binomial model incorporates assumptions regarding anticipated employee exercise behavior, expected stock price volatility, dividend yield and risk-free interest rate. Anticipated employee exercise behavior and expected post-vesting cancellations over the contractual term used in the binomial model were primarily based on historical exercise patterns. These historical exercise patterns indicated there was not significantly different exercise behavior between employee groups. For our expected stock price volatility assumption, we weighted historical volatility and implied volatility. We used daily observations for historical volatility, while our implied volatility assumption was based on actively traded options related to our common stock. The expected term is derived from the binomial model, based on assumptions incorporated into the binomial model as described above.

The fair value for stock options granted during the twelve months ended December 31, 2006, 2005 and 2004, was estimated at the date of grant, using the binomial model (2006) and the Black-Scholes model (2005 and 2004), respectively, with the following weighted-average assumptions:

	Twelve Months Ended December 31,
	2006	2005	2004
Dividend yield	0.5%	0.5%	0.5%
Expected volatility	24.0%	33.0%	36.3%
Risk-free interest rate	4.8%	3.8%	3.6%
Expected term (in years)	4.4	4.5	4.5
Weighted-average fair value of stock options granted	$8.33	$9.81	$8.75

Nonvested Stock.   The fair value of nonvested stock is based on the fair market value of our common stock on the date of grant. However, since our nonvested stock does not pay dividends during the vesting period, the fair value on the date of grant is reduced by the present value of the expected dividends over the requisite service period (discounted using the appropriate risk-free interest rate upon the adoption of SFAS 123R).

Financial Statement Impact.   Total stock-based compensation expense was $17.4 million, $8.2 million and $2.4 million, for the twelve months ended December 31, 2006, 2005 and 2004, respectively, of which $16.1 million, $8.2 million and $2.4 million, respectively, was included in selling, general and administrative expenses in our Consolidated Statements of Income. The income tax benefit related to stock-based compensation expense was $6.0 million, $3.0 million and $0.9 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively.

For the twelve months ended December 31, 2006, the incremental negative impact of adopting SFAS 123R was $7.6 million, pretax, and $5.2 million, net of tax, with a $0.04 impact on basic and diluted EPS. The incremental impact of SFAS 123R during the twelve months ended December 31, 2006 represents (1) the stock option expense related to stock options unvested at the time of adoption and those granted during the twelve months ended December 31, 2006, (2) the accelerated expense recognition for nonvested shares that were granted during the twelve months ended December 31, 2006 to employees who are retirement eligible prior to the expiration of the stated vesting period, and (3) the impact of estimating forfeitures related to nonvested shares.

At December 31, 2006, our total unrecognized compensation cost related to nonvested stock and stock options was $12.2 million with a weighted-average recognition period of 2.0 years and $3.1 million with a weighted-average recognition period of 0.9 years, respectively.

SFAS 123R requires that benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under prior accounting standards. This requirement reduced operating cash flows and increased financing cash flows by $5.0 million during the twelve months ended December 31, 2006.

Prior to January 1, 2006, we accounted for stock-based compensation under APB 25 and related interpretations, as permitted by SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transitional Disclosure.” Accordingly, by our use of the intrinsic value method to account for stock-based employee compensation, we did not recognize compensation cost in connection with our stock option plans during the twelve months ended December 31, 2005 and 2004. If we had elected to recognize compensation cost for our stock option plans during the twelve months ended December 31, 2005 and 2004 based on the grant date fair value as prescribed by SFAS 123, net income and EPS would have been reduced to the pro forma amounts indicated in the table below:

	Twelve Months Ended December 31,
	2005	2004
	(In millions, except per share amounts)
Net income, as reported	$246.5	$234.7
Add: Total stock-based employee compensation expense, net of related tax effect, included in reported net income	5.2	1.5
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(7.2)	(6.4)
Pro forma net income	$244.5	$229.8

Earnings per share:
Basic—as reported	$1.90	$1.79
Basic—pro forma	$1.88	$1.75
Diluted—as reported	$1.86	$1.76
Diluted—pro forma	$1.85	$1.72

3.                 ACQUISITIONS

2006 Acquisition.   On October 6, 2006, we acquired Austin Consolidated Holdings, Inc., known as Austin-Tetra, for $34.4 million in cash. Austin-Tetra is a provider of business-to-business data management and enhancement services to the commercial market. They provide companies and government agencies with information to help them better understand existing customers, target new customers, and effectively manage their vendors. This acquisition is part of our long-term growth strategy, complementing our commercial information business. We financed this acquisition through borrowings under our long-term revolving credit facility. The results of operations for this acquisition have been included in the accompanying Consolidated Statement of Income from the date of acquisition. This acquisition was included in our North America Commercial Solutions segment.

2005 Acquisitions.   To broaden and further strengthen our enabling technologies capabilities in our U.S. Consumer Information Solutions business, we acquired APPRO Systems, Inc. (“APPRO”) on March 15, 2005. APPRO provides automated credit risk management and financial technologies for consumer, commercial and retail banking lending operations. We paid a total of $91.5 million in cash to the stockholders and option holders of APPRO. The net cash impact to us of the acquisition was $74.9 million after disposition of certain assets. We financed this acquisition through available cash and $72.0 million in borrowings under our existing trade receivables-backed revolving credit facility.

To enhance our Direct Marketing Services products and services in our U.S. Consumer Information Solutions segment and add to our enabling technology capabilities, on August 29, 2005, we acquired BeNow, Inc. (“BeNow”), a provider of leading-edge solutions to multichannel marketers. BeNow combines database management and analytics to support customer marketing campaigns and optimize market opportunities in particular industries. We paid a total of $17.5 million in cash to the stockholders of BeNow. The net cash impact to us of the acquisition was $16.7 million. We financed this acquisition through available cash and $5.9 million in short-term borrowings.

Also during 2005, in order to continue to grow our credit data business, we acquired the credit files, contractual rights to territories (generally states or integration areas) and customer relationships and related businesses of two independent credit reporting agencies in the U.S. (also referred to as “Affiliates”) and one in Canada that house their consumer information on our system.

The acquisitions in 2005 had a total cash purchase price of $129.1 million. The purchase of one U.S. Affiliate was paid for primarily with the issuance of 0.4 million shares of Equifax treasury stock. The value of the shares was $14.7 million on the date of issuance and the number of shares issued was based on the terms of the acquisition agreement. The results of operations for these acquisitions have been included in the accompanying Consolidated Statements of Income from the date of acquisition.

2004 Acquisitions.   During 2004, in order to continue to grow our credit data business, we acquired two Affiliates located in the U.S. and one Affiliate located in Canada that house their consumer information on our system. We acquired these businesses for a total of $17.4 million in cash. The results of operations for these acquisitions have been included in the accompanying Consolidated Statements of Income from the date of acquisition.

Purchase Price Allocation.   The following table summarizes the estimated fair value of the net assets acquired and the liabilities assumed at the acquisition dates. These allocations are considered final, except for those related to Austin-Tetra, which are preliminary estimates that will be finalized upon the determination of certain operating taxes.

	2006	2005
	(In millions)
Current assets	$2.0	$27.7
Property and equipment	0.3	4.8
Other assets	—	2.9
Purchased data files(1)	—	15.1
Acquired software(1)	0.5	29.0
Customer relationships(1)	7.0	13.0
Other purchased intangible assets	1.6	2.3
Contractual/territorial rights(1)	—	17.2
Goodwill(2)	28.2	66.3
Total assets acquired	39.6	178.3
Total liabilities assumed	(5.2)	(34.5)
Net assets acquired	$34.4	$143.8

(1)             The useful lives for these purchased intangible assets are consistent with those discussed in Note 1.

(2)             All of the goodwill in 2006, and substantially all of it in 2005, resulting from acquisitions is not tax deductible.

The primary reasons the purchase price of certain of these acquisitions exceeded the fair value of the net assets acquired, which resulted in the recognition of goodwill, were expanded growth opportunities from new or enhanced product offerings, cost savings from the elimination of duplicative activities, and the acquisition of intellectual property and workforce that are not recognized as assets apart from goodwill.

Pro Forma Financial Information.   The following unaudited pro forma information represents consolidated results of operations as if the 2005 acquisitions discussed above had occurred at the beginning of the earliest year presented. The pro forma amounts may not necessarily be indicative of the operating revenues and results of operations had the acquisitions actually taken place at the beginning of the earliest year presented. Furthermore, the pro forma information may not be indicative of future performance.

	Twelve Months Ended December 31,
	2005		2004
	As Reported	Pro Forma	As Reported	Pro Forma
	(In millions, except per share data)
Operating revenues	$1,443.4	$1,460.2	$1,272.8	$1,308.2
Income from continuing operations	$246.5	$248.1	$237.3	$241.4
Net income	$246.5	$248.1	$234.7	$238.8
Income from continuing operations per share (basic)	$1.90	$1.91	$1.81	$1.84
Income from continuing operations per share (diluted)	$1.86	$1.88	$1.78	$1.81
Net income per share (basic)	$1.90	$1.91	$1.79	$1.82
Net income per share (diluted)	$1.86	$1.88	$1.76	$1.79

The impact of the 2006 and 2004 acquisitions would not have significantly changed our Consolidated Statements of Income if they had occurred at the beginning of the earliest year presented.

4.                 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill.   Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. As discussed in Note 1, in accordance with SFAS 142, goodwill is tested for impairment at the reporting unit level on an annual basis and on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment tests as of September 30th. Our annual impairment tests as of September 30, 2006, 2005 and 2004 resulted in no impairment of goodwill.

The following table represents goodwill allocated to our reportable segments under our prior organizational structure at December 31, 2004 and changes in the amount of goodwill during the twelve months ended December 31, 2006 and 2005 since our goodwill reallocation was not effective until January 1, 2007:

	North American	European	Latin American
	Operations	Operations	Operations	Corporate	Total
	(In millions)
Balance, December 31, 2004	$453.0	$117.6	$134.2	$5.9	$710.7
Acquisitions	66.3	—	—	—	66.3
Adjustments to initial purchase price allocation	3.2	—	5.5	—	8.7
Foreign currency translation	1.6	(12.2)	16.1	—	5.5
Balance, December 31, 2005	524.1	105.4	155.8	5.9	791.2
Acquisitions	28.2	—	—	—	28.2
Adjustments to initial purchase price allocation	(0.2)	—	—	—	(0.2)
Foreign currency translation	—	14.3	8.5	—	22.8
Balance, December 31, 2006	$552.1	$119.7	$164.3	$5.9	$842.0

See Note 15 for additional information about our goodwill reallocation as of January 1, 2007.

Indefinite-Lived Intangible Assets.   Indefinite-lived intangible assets consist of contractual/territorial rights representing the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. As discussed in Note 1, in accordance with SFAS 142, we are required to test indefinite-lived intangible assets for impairment annually and whenever events or circumstances indicate that there may be an impairment of the asset value. We perform our annual indefinite-lived intangible asset impairment test as of September 30th. Our annual impairment test as of September 30, 2006, 2005 and 2004 resulted in no impairment of our indefinite-lived intangible assets.

Contractual/territorial rights at December 31, 2004 and changes in the carrying amounts during the twelve months ended December 31, 2006 and 2005 are as follows:

Amount
(In millions)
Balance, December 31, 2004	$77.8
Acquisitions	17.2
Balance, December 31, 2005	95.0
Foreign currency translation	0.2
Balance, December 31, 2006	$95.2

Purchased Intangible Assets.   Purchased intangible assets, net recorded on our Consolidated Balance Sheets at December 31, 2006 and 2005, are as follows:

	December 31, 2006			December 31, 2005
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
	(In millions)
Definite-lived intangible assets:
Purchased data files	$390.8	$(191.3)	$199.5	$398.9	$(176.2)	$222.7
Acquired software	39.1	(15.7)	23.4	38.7	(12.0)	26.7
Customer relationships	18.5	(1.9)	16.6	11.4	(0.7)	10.7
Non-compete agreements	5.9	(4.6)	1.3	11.9	(9.2)	2.7
Other definite-lived intangible assets	2.0	(0.6)	1.4	0.8	(0.2)	0.6
Total definite-lived intangible assets	$456.3	$(214.1)	$242.2	$461.7	$(198.3)	$263.4

Amortization expense related to purchased intangible assets was $31.4 million, $31.7 million and $36.2 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively. See Note 1 for information about the useful lives and amortization methods related to purchased intangible assets.

Estimated future amortization expense related to definite-lived purchased intangible assets at December 31, 2006 is as follows:

Years ending December 31,	Amount
(In millions)
2007	$30.7
2008	29.6
2009	28.9
2010	28.5
2011	28.0
Thereafter	96.5
$242.2

5.                 DEBT

Debt outstanding at December 31, 2006 and 2005 was as follows:

	December 31,
	2006	2005
	(In millions)
Notes, 4.95%, due November 2007	$250.0	$250.0
Debentures, 6.9%, due July 2028	150.0	150.0
Trade receivables-backed revolving credit facility, weighted-average rate of 5.4% and 3.9% in 2006 and 2005, respectively	80.0	88.0
Long-term revolving credit facilities, weighted-average rate of 5.3% and 4.1% in 2006 and 2005, respectively	25.0	65.0
Other	0.1	4.4
Total debt	505.1	557.4
Less short-term debt and current maturities	(330.0)	(92.3)
Less unamortized discounts	(1.2)	(1.3)
Total long-term debt, net of discount	$173.9	$463.8

Scheduled future maturities of debt at December 31, 2006, are as follows:

Years ending December 31,	Amount
(In millions)
2007	$330.0
2008	—
2009	—
2010	—
2011	25.0
Thereafter	150.1
Total debt	$505.1

Long-Term Revolving Credit Facilities.   On July 24, 2006, we amended and restated our existing five-year, $500.0 million senior unsecured revolving credit facility with SunTrust Bank as Joint Lead and Administrative Agent, Banc of America Securities, LLC as Joint Lead and Syndication Agent, and a number of other financial institutions. SunTrust Bank and Bank of America, N.A., of which Banc of America Securities, LLC is a subsidiary, are both considered related parties in accordance with SFAS No. 57, “Related Party Disclosures,” since members of our Board of Directors have affiliations with these companies. Under the Amended and Restated Credit Agreement (the “Amended Credit Agreement”), SunTrust Bank and Banc of America Securities, LLC have each committed $75.0 million. We believe that the terms of this transaction are at current market rates and would not have been any different had they been negotiated with an independent third-party. See Note 13 for additional information about these related parties.

Under the Amended Credit Agreement, among other provisions, the term was extended from August 20, 2009 to July 24, 2011, the applicable margin for borrowings and the annual facility fee were lowered, the maximum leverage ratio (as defined in the Amended Credit Agreement) was increased from

3.0 to 1 to 3.5 to 1, and a minimum interest coverage ratio was deleted. The Amended Credit Agreement may be used for working capital and other general corporate purposes, including acquisitions.

The Amended Credit Agreement also includes an “accordion” feature that will allow us to request an increase of up to $500.0 million in the maximum borrowing commitment, which cannot exceed $1.0 billion. Each member of the lending group may elect to participate or not participate in any request we make to increase the maximum borrowing commitment. In addition, any increase in the borrowing commitment pursuant to this accordion feature is subject to certain terms and conditions, including the absence of an event of default. The increased borrowing commitment may be used for general corporate purposes. We are permitted and intend to request an increase in the borrowing limit under the accordion feature of this credit facility effective upon the completion of our acquisition of TALX Corporation. See Note 15 for additional information about this acquisition.

Under our Amended Credit Agreement, we must comply with various financial and non-financial covenants. The financial covenants require us to maintain a maximum leverage ratio, defined as consolidated funded debt divided by consolidated EBITDA (as set forth in the Amended Credit Agreement) for the preceding four quarters, of not more than 3.5 to 1.0. Compliance with this financial covenant is tested quarterly. The non-financial covenants include limitations on liens, cross defaults, subsidiary debt, mergers, liquidations, asset dispositions and acquisitions. As of December 31, 2006, we were in compliance with our covenants under the Amended Credit Agreement.

Our borrowings under this facility, which have not been guaranteed by any of our subsidiaries, are unsecured and will rank on parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. This facility restricts our ability to pay cash dividends on our capital stock or repurchase capital stock if the total amount of such payments in any fiscal year would exceed 20 percent of our consolidated total assets, measured as of the end of the preceding fiscal year.

At December 31, 2006, interest was payable on borrowings under the existing credit facility at the base rate or London Interbank Offered Rate (“LIBOR”) plus a specified margin or competitive bid option as selected by us from time to time. The annual facility fee, which we pay regardless of borrowings, and interest rate are subject to adjustment based on our debt ratings. As of December 31, 2006, $475.0 million was available for borrowings and there were outstanding borrowings of $25.0 million under this facility, which is included in long-term debt on our Consolidated Balance Sheet.

While the underlying final maturity date of this facility is July 2011, it is structured to provide borrowings under short-term loans. Since these borrowings have a contractual maturity of thirty days, the borrowings and repayments are presented on a net basis within the financing activities portion of our Consolidated Statements of Cash Flows as net (repayments) borrowings under long-term revolving credit facilities.

Trade Receivables-Backed Revolving Credit Facility.   We are party to a trade receivables-backed, revolving credit facility under which a wholly-owned subsidiary of Equifax may borrow up to $125.0 million, subject to borrowing base availability and other terms and conditions, for general corporate purposes. The amended credit facility is scheduled to expire on November 29, 2007, with the option to extend the term for an additional period of up to one year if specified conditions are satisfied. Borrowings bear interest at commercial paper rates, LIBOR or Base Rate plus a specified margin. We pay a commitment fee based on an annual rate of 15.0 basis points on any unused portion of this facility.

Outstanding debt under the facility is consolidated on our Balance Sheets for financial reporting purposes. Based on the calculation of the borrowing base applicable at December 31, 2006, $19.4 million was available for borrowing and $80.0 million was outstanding under this facility, which is included in short-term debt and current maturities on our Consolidated Balance Sheet.

At December 31, 2006 and 2005, $137.1 million and $126.2 million of net accounts receivable, respectively, had been transferred to our wholly-owned subsidiary and are included in accounts receivable in our Consolidated Balance Sheets.

Canadian Credit Facility.   We are a party to a credit agreement with a Canadian financial institution that provides for a C$25.0 million (denominated in Canadian dollars), 364-day revolving credit agreement which was scheduled to expire on September 30, 2006. During the third quarter of 2006, however, we renewed this facility through September 30, 2007. We pay a commitment fee based on an annual rate of 10.0 basis points on any unused portion of this facility. During the twelve months ended December 31, 2006 and 2005, there was no activity under this facility. At December 31, 2006 and 2005, there were no outstanding borrowings under this facility.

Cash paid for interest, net of capitalized interest, was $30.4 million, $38.3 million and $34.9 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively.

6.                 COMMITMENTS AND CONTINGENCIES

Leases.   Our operating leases principally involve office space and office equipment. Other than leasing arrangements, we do not engage in off-balance sheet financing activities. Under the terms of the $29.0 million operating lease for our headquarters building in Atlanta, Georgia, which commenced in 1998 and expires in 2010, we have guaranteed a portion of the residual value of the building at the end of the lease. Total lease payments for the remaining term total $6.0 million. Under this synthetic lease arrangement, we have also guaranteed the residual value of the leased property to the lessor. In the event that the property were to be sold by the lessor at the end of the lease term, we would be responsible for any shortfall of the sales proceeds, up to a maximum amount of $23.2 million, which equals 80% of the value of the property at the beginning of the lease term. The liability for this estimated shortfall, which was $1.4 million and $4.0 million at December 31, 2006 and 2005, respectively, is recorded in other long-term liabilities on our Consolidated Balance Sheets.

Rental expense for operating leases, which is recognized on a straight-line basis over the lease term, was $26.1 million, $24.6 million and $22.3 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively. Our headquarters building operating lease has ground purchase options exercisable beginning in 2019, ground renewal options exercisable in 2048 and escalation clauses beginning in 2009. Our technology center lease in Alpharetta, Georgia expires in 2012 and includes renewal options through 2039. Expected future minimum payment obligations for non-cancelable operating leases exceeding one year are as follows as of December 31, 2006:

Years ending December 31,	Amount
(In millions)
2007	$18.3
2008	14.4
2009	12.2
2010	9.6
2011	7.5
Thereafter	46.2
$108.2

We expect to receive $17.0 million under noncancelable sublease agreements, $7.5 million of which represents operating expenses the sublessor is contractually obligated to pay us over the remaining lease term. The expected sublease income is not reflected as a reduction in the total minimum rental obligations under operating leases in the table above.

Data Processing, Outsourcing Services and Other Agreements.   We have separate agreements with International Business Machines Corporation (“IBM”), R.L. Polk and Company, Acxiom and others to outsource portions of our computer data processing operations and related functions and to provide certain other administrative and operational services. The agreements expire between 2007 and 2013. The estimated aggregate minimal contractual obligation remaining under these agreements is approximately $330 million as of December 31, 2006, with no future year expected to exceed approximately $75 million. Annual payment obligations in regard to these agreements vary due to factors such as the volume of data processed; changes in our servicing needs as a result of new product offerings, acquisitions or divestitures; the introduction of significant new technologies; foreign currency; or the general rate of inflation. Our data processing outsourcing agreement with IBM was renegotiated in 2003 for a ten-year term. Under this agreement (which covers our operations in North America, Europe, Brazil and Chile), we have outsourced our mainframe and midrange operations, help desk service and desktop support functions, and the operation of our voice and data networks. The scope of such services varies by location. During the twelve months ended December 31, 2006, 2005 and 2004, we paid $112.1 million, $120.8 million and $110.5 million, respectively, for these services. The estimated future minimum contractual obligation at December 31, 2006 under this agreement is $290.7 million, with no year expected to exceed approximately $45 million. In certain circumstances (e.g., a change in control or for our convenience), we may terminate these data processing and outsourcing agreements, and, in doing so, certain of these agreements require us to pay a significant penalty. Additionally, we may terminate these agreements without penalty in the event that IBM is in material breach of the terms of the agreement.

Agreement with Computer Sciences Corporation.   We have an agreement with Computer Sciences Corporation (“CSC”) and certain of its affiliates, collectively CSC, under which CSC-owned credit reporting agencies utilize our computerized credit database services. CSC retains ownership of its credit files and the revenues generated by its credit reporting activities. We receive a processing fee for maintaining the database and for each report supplied. The agreement will expire on July 31, 2008 and is renewable at the option of CSC for successive ten-year periods. The agreement provides us with an option to purchase CSC’s credit reporting business if it does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Under the agreement CSC also has an option, exercisable at any time, to sell its credit reporting business to us. The option expires in 2013. The option exercise price will be determined by a third-party appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if the option were exercised at December 31, 2006, the price range would approximate $650 million to $725 million. This estimate is based solely on our internal analysis of the value of the businesses, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than the estimated amount.

Change in Control Agreements.   We have entered into change in control severance agreements with certain key executives. The agreements provide for, among other things, certain payments and benefits in the event of a qualifying termination of employment (i.e., termination of employment by the executive for “good reason” or termination of employment by the Company without “cause,” each as defined in the agreements) within six months prior to or three years following a change in control of the Company. In the event of a qualifying termination, the executive will become entitled to continuation of group health, dental, vision, life, disability, 401(k) and similar benefits for three years, as well as a lump sum severance payment, all of which differs by executive.

The change in control agreements have a five-year term and automatically renew for another five years unless we elect not to renew the agreements. Change in control events potentially triggering benefits under the agreements would occur, subject to certain exceptions, if (1) any person acquires 20% or more of our voting stock; (2) upon a merger or other business combination, our shareholders receive less than two-thirds of the common stock and combined voting power of the new company; (3) we sell or otherwise dispose of all or substantially all of our assets; or (4) we liquidate or dissolve.

If these change in control agreements had been triggered as of December 31, 2006, payments of approximately $30.4 million would have been made (excluding tax gross-up amounts of $9.8 million). Under the Company’s existing director and employee stock benefit plans, a change in control generally would result in the immediate vesting of all outstanding stock options and satisfaction of the restrictions on any outstanding nonvested stock awards.

Guarantees and Indemnifications.   We account for guarantees in accordance with FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which required the prospective recognition and measurement of certain guarantees and indemnifications upon adoption. Accordingly, any contractual guarantees or indemnifications we have issued or modified subsequent to December 31, 2002 are subject to evaluation. If required, a liability for the fair value of the obligation undertaken will be recognized.

Guarantees.   We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit is not material at December 31, 2006, and all have a maturity of one year or less. Guarantees are issued from time to time to support the needs of our operating units. In connection with the sale of our risk management collections business to RMA Holdings, LLC (“RMA”) in October 2000, we guaranteed the operating lease payments of a partnership affiliated with RMA to a lender of the partnership pursuant to a term loan. The operating lease, which expires December 31, 2011, has a remaining balance of $6.6 million, based on the undiscounted value of remaining lease payments, including real estate taxes, at December 31, 2006.

On September 12, 2005, RMA sold substantially all of its assets to NCO Group, Inc. (“NCO”). In conjunction with this sale, NCO agreed to assume the operating lease obligations discussed above, which we will continue to guarantee. We believe that the likelihood of demand for payment by us is minimal and expect no material losses to occur related to this guarantee. Accordingly, we do not have a liability on our Consolidated Balance Sheets at December 31, 2006 or 2005 related to this guarantee.

General Indemnifications.   We are the lessee under many real estate leases. It is common in these commercial lease transactions for us, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental and other liabilities that arise out of or relate to our use or occupancy of the leased premises. This type of indemnity would typically make us responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees and invitees at or in connection with the use or occupancy of the leased premises. This indemnity often extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by either their sole or gross negligence and their willful misconduct.

Certain of our credit agreements include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these credit agreements, we also bear the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

In conjunction with certain transactions, such as sales or purchases of operating assets or services in the ordinary course of business, or the disposition of certain assets or businesses, we sometimes provide routine indemnifications, the terms of which range in duration and sometimes are not limited.

We cannot reasonably estimate our potential future payments under the indemnities and related provisions described above because we cannot predict when and under what circumstances these provisions may be triggered. We have no accrual related to indemnifications on our Consolidated Balance Sheets at December 31, 2006 and 2005.

Subsidiary Dividend and Fund Transfer Limitations.   The ability of some of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments, which do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends.

Contingencies.   We are involved in legal proceedings, claims and litigation arising in the ordinary course of business. We periodically assess our exposure related to these matters based on the information which is available. In accordance with SFAS No. 5, “Accounting for Contingencies,” we have recorded accruals in our Consolidated Financial Statements for those matters in which it is probable that we have incurred a loss and the amount of the loss, or range of loss, can be reasonably estimated. During the second quarter of 2006, we recorded a $14.0 million loss contingency ($8.7 million, net of tax) related to certain legal matters in our North America Personal Solutions operating segment. Of this $14.0 million, pretax, loss, $11.5 million was recognized in selling, general and administrative expenses and $2.5 million was recognized in cost of services on our Consolidated Statement of Income. During the third quarter of 2006, there were favorable court rulings that reduced our exposure related to these litigation matters, resulting in a reversal of a portion of the loss contingency. During the third quarter of 2006, we reversed $9.0 million, pretax, ($5.6 million, net of tax) of the loss contingency, of which $7.5 million was reversed to selling, general and administrative expenses and $1.5 million was reversed to cost of services on our Consolidated Statement of Income. The loss contingency accrual related to these litigation matters totaled $5.0 million as of December 31, 2006, and is included in other current liabilities on our Consolidated Balance Sheet. In February 2007, we entered into a tentative settlement related to these litigation matters. The amount of our tentative settlement is consistent with our accrual at December 31, 2006.

During the third quarter of 2006, we also recorded a $4.0 million, pretax, loss contingency ($2.5 million, net of tax) associated with certain litigation matters within our U.S. Consumer Information Solutions segment on our Consolidated Balance Sheet. Of this $4.0 million, pretax, loss, $3.5 million was recognized in selling, general and administrative expenses and $0.5 million was recognized in cost of services on our Consolidated Statement of Income. The loss contingency accrual related to these litigation matters totaled $4.0 million as of December 31, 2006, and is included in other current liabilities on our Consolidated Balance Sheet.

For other legal proceedings, claims and litigation, we have recorded loss contingencies that are immaterial, or we cannot reasonably estimate the potential loss because of uncertainties about the outcome of the matter and the amount of the loss or range of loss. We also accrue for unpaid legal fees for services performed to date. Although the final outcome of these other matters cannot be predicted with certainty, any possible adverse outcome arising from these matters is not expected to have a material impact on our Consolidated Financial Statements, either individually or in the aggregate. However, our evaluation of the likely impact of these matters may change in the future.

In June 2006, we consummated a $15.2 million cash settlement with certain former shareholder sellers of Naviant, Inc. In 2004, we served a demand for arbitration, alleging, among other things, that the sellers had breached various representations and warranties concerning information furnished to us in connection with our acquisition of Naviant in 2002. As a result of this settlement, we recognized a $14.1 million non-taxable gain in other income, net on our Consolidated Statement of Income for the twelve months ended December 31, 2006. Additionally, the $15.2 million cash settlement was recorded in cash provided by operating activities on our Consolidated Statement of Cash Flows for the twelve months ended December 31, 2006.

Tax Matters.   In 2003, the Canada Revenue Agency (“CRA”) issued Notices of Reassessment, asserting that Acrofax, Inc., a wholly-owned Canadian subsidiary of Equifax, is liable for additional tax for the 1995 through 2000 tax years, related to certain intercompany capital contributions and loans. The additional tax sought by the CRA for these periods ranges, based on alternative theories, from $7.4 million ($8.5 million in Canadian dollars) to $16.4 million ($19.0 million in Canadian dollars) plus interest and penalties. Acrofax has filed Notices of Objection in response to the Notices of Reassessment. On September 2, 2003, we made a statutorily-required deposit of $6.8 million in Canadian dollars ($5.9 million and $5.7 million at December 31, 2006 and 2005, respectively, in U.S. dollars) against the CRA’s primary assessment theory, which is included in Other assets in our Consolidated Balance Sheets at December 31, 2006 and 2005. We intend to vigorously contest these reassessments and do not believe we have violated any statutory provision or rule. If the final outcome of this matter was unfavorable to us, an additional claim may be filed by the local province; the likelihood and potential amount of such claim is unknown at this time. We cannot predict when this tax matter will be resolved.

7.                 INCOME TAXES

We record deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. See Note 1 for additional information about our income tax policy.

The provision for income taxes from continuing operations consisted of the following:

	Twelve Months Ended December 31,
	2006	2005	2004
	(In millions)
Current:
Federal	$93.7	$89.8	$74.7
State	6.0	10.2	12.9
Foreign	44.3	32.8	24.7
	144.0	132.8	112.3
Deferred:
Federal	(0.8)	13.9	30.9
State	(4.5)	(3.0)	2.7
Foreign	2.7	0.5	2.0
	(2.6)	11.4	35.6
Provision for income taxes	$141.4	$144.2	$147.9

Domestic and foreign income from continuing operations before income taxes was as follows:

	Twelve Months Ended December 31,
	2006	2005	2004
	(In millions)
U.S.	$298.0	$286.3	$302.8
Foreign	117.9	104.4	82.4
	$415.9	$390.7	$385.2

The provision for income taxes from continuing operations was reconciled with the federal statutory rate, as follows:

	Twelve Months Ended December 31,
	2006	2005	2004
	(Dollars in millions)
Federal statutory rate	35.0%	35.0%	35.0%
Provision computed at federal statutory rate	$145.6	$136.8	$134.8
State and local taxes, net of federal tax benefit	0.6	4.6	10.3
Foreign	6.9	1.2	2.0
Valuation allowance	(0.7)	0.4	(13.0)
Tax reserves *	(7.0)	(1.8)	12.9
Other **	(4.0)	3.0	0.9
Provision for income taxes	$141.4	$144.2	$147.9

Effective income tax rate	34.0%	36.9%	38.4%

*                    During the third quarter of 2006, the applicable statute of limitations related to uncertain tax positions expired, resulting in the reversal of the related income tax reserve. The reversal of the reserves resulted in a $9.5 million income tax benefit. This is reflected in tax reserves on the effective tax reconciliation and reduced our 2006 effective tax rate by 2.3%.

**             During the second quarter of 2006, we recognized a non-taxable gain of $14.1 million related to the litigation settlement with Naviant, Inc. The non-taxable gain reduced our 2006 effective rate by 1.3%.See Note 6 for additional information about this matter.

Components of the deferred income tax assets and liabilities at December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005
	(In millions)
Deferred income tax assets:
Employee pension benefits	$68.3	$10.0
Net operating and capital loss carryforwards	35.0	32.5
Unrealized foreign exchange loss	26.9	36.7
Foreign tax credits	21.4	21.8
Employee compensation programs	18.8	18.9
Reserves and accrued expenses	14.5	7.0
Deferred revenue	7.4	2.1
Other	0.3	0.6
Gross deferred income tax assets	192.6	129.6
Valuation allowance	(74.8)	(81.2)
Total deferred income tax assets, net	117.8	48.4

Deferred income tax liabilities:
Goodwill and intangible assets	(99.4)	(86.3)
Pension expense	(75.8)	(72.4)
Undistributed earnings of foreign subsidiaries	(4.4)	(6.9)
Depreciation	(1.4)	(1.2)
Other	(3.4)	(6.0)
Total deferred income tax liability	(184.4)	(172.8)
Net deferred income tax liability	$(66.6)	$(124.4)

Our deferred income tax assets and liabilities at December 31, 2006 and 2005, are included in the accompanying Consolidated Balance Sheets as follows:

	December 31,
	2006	2005
	(In millions)
Current deferred income tax assets	$4.2	$1.7
Long-term deferred income tax liabilities	(70.8)	(126.1)
Net deferred income tax liability	$(66.6)	$(124.4)

We record deferred income taxes on the temporary differences of our foreign subsidiaries and branches, except for the temporary differences related to undistributed earnings of subsidiaries which we consider indefinitely invested. We have indefinitely invested $91.3 million attributable to pre-2004 undistributed earnings of our Canadian and Chilean subsidiaries. If the pre-2004 earnings were not considered indefinitely invested, $6.9 million of deferred U.S. income taxes would have been provided. Such taxes, if ultimately paid, may be recoverable as U.S. foreign tax credits.

As of December 31, 2006, we had a deferred tax asset of $26.9 million related to accumulated foreign currency translation losses for foreign locations, excluding adjustments for pre-2004 Canadian and

Chilean earnings. A full valuation allowance, included in accumulated other comprehensive loss, has been provided due to uncertainty of future realization of this deferred tax asset.

At December 31, 2006, we had U.S. federal and state net operating loss carryforwards of $244.7 million which will expire at various times between 2012 and 2026. We also had foreign net operating loss carryforwards totaling $69.3 million of which $67.2 million will expire between 2008 and 2020 and the remaining $2.1 million will carryforward indefinitely. U.S. federal and state capital loss carryforwards total $2.5 million at December 31, 2006, all of which will expire in 2010. Foreign capital loss carryforwards of $25.1 million may be carried forward indefinitely. Additionally, we had foreign tax credit carryforwards of $21.4 million, of which $16.1 million will begin to expire between 2010 and 2015 and the remaining $5.3 million will be available to be utilized upon repatriation of foreign earnings. Tax-effected state net operating loss, capital loss, foreign tax credit carryforwards and other foreign deferred tax assets of $47.9 million have been fully reserved in the deferred tax asset valuation allowance.

Cash paid for income taxes, net of amounts refunded, was $144.9 million, $108.6 million and $102.2 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively.

8.                 SHAREHOLDERS’ EQUITY

Employee Benefit Trusts.   We maintain three employee benefits trusts for the purpose of satisfying obligations under certain benefit plans. These trusts held 3.9 million and 4.3 million shares of Equifax stock with a value, at cost, of $59.5 million and $62.9 million at December 31, 2006 and 2005, respectively, as well as cash, which was not material for both periods presented. The three employee benefits trusts are as follows:

•       The Employee Stock Benefits Trust, which constitutes a funding vehicle for a variety of employee benefit programs. Each year, this trust releases a certain number of shares which are distributed to employees in the course of share option exercises or nonvested share distributions upon vesting. The cash in this trust can also be used to satisfy our obligations under other benefit plans.

•       The Executive Life and Supplemental Retirement Benefit Plan Grantor Trust is used to ensure that the insurance premiums due under the Executive Life and Supplemental Retirement Benefit Plan are paid in case we fail to make scheduled payments following a change in control, as defined in this trust agreement.

•       The Supplemental Executive Retirement Plans Grantor Trust’s assets are dedicated to ensure the payment of benefits accrued under our Supplemental Executive Retirement Plans in case of a change in control, as defined in this trust agreement.

The assets in these plans are subject to creditors claims in case of insolvency of Equifax Inc.

Rights Plan.   Our Board of Directors has adopted a shareholder rights plan designed to protect our shareholders against abusive takeover attempts and tactics. The rights plan operates to dilute the interests of any person or group attempting to take control of the Company if the attempt is not deemed by our Board of Directors to be in the best interests of our shareholders. Under the rights agreement, as originally adopted in October 1995 and amended and restated in October 2005, holders of our common stock were granted one right to purchase common stock (“Right”) for each outstanding share of common stock held of record on November 24, 1995. All newly issued shares of common stock since that date have been accompanied by a Right. The Rights will become exercisable and trade independently from our common stock if a person or group acquires or obtains the right to acquire 20% or more of Equifax’s outstanding shares of common stock, or commences a tender or exchange offer that would result in that person or group acquiring 20% or more of the outstanding common stock, in each case without the consent of our Board. In the event the Rights become exercisable, each holder (other than the acquiring person or group) will be entitled to purchase that number of shares of securities or other property of Equifax having a market value equal to two times the exercise price of the Right. If Equifax were acquired in a merger or other business combination, each Right would entitle its holder to purchase the number of the acquiring company’s common stock having a market value of two times the exercise price of the Right. In either case, our Board may choose to redeem the Rights for $0.01 per Right before they become exercisable. The Rights will expire on November 6, 2015, unless earlier redeemed, exchanged or amended by the Board.

9.                 BENEFIT PLANS

We have defined benefit pension plans and defined contribution plans. Substantially all U.S., Canadian and U.K. employees participate in one or more of these plans. We also maintain certain healthcare and life insurance benefit plans for eligible retired employees. The measurement date for our defined benefit pension plans and other postretirement benefit plans is December 31st of each year.

Pension Benefits.   Pension benefits are provided through U.S. and Canadian defined benefit pension plans and two supplemental executive defined benefit pension plans.

U.S. and Canadian Retirement Plans.   Prior to January 1, 2005, we had one non-contributory qualified retirement plan covering most U.S. salaried employees (the U.S. Retirement Income Plan, or “USRIP”) and a defined benefit plan for most salaried employees in Canada (the Canadian Retirement Income Plan, or “CRIP”). Benefits of both plans are primarily a function of salary and years of service.

On January 1, 2005, we separated the USRIP into two defined benefit plans subject to the Employee Retirement Income Security Act (“ERISA”). The new plan, the Equifax Inc. Pension Plan (“EIPP”), was funded in January 2005 with the transfer of $17.0 million of assets from the USRIP and a company contribution of $20.0 million. In November 2005, an additional $30.1 million of plan assets were transferred from the USRIP to the EIPP. At the time of separation, the EIPP covered all active employee participants of Equifax, and the USRIP covered all inactive retired and vested participants as of that date. Inactive participants constituted approximately 85% of total participants prior to the separation. The benefits of participants in both plans were unaffected by the separation. The two groups of participants—active and inactive—had projected patterns of actuarial liabilities which were markedly different, due to the demographic differences between the two populations. The two plans will have separate assumed rates of return and separate asset allocation strategies, which will allow us to more effectively fund our pension liabilities. Additionally, the assets of one plan will not be available to fund the liabilities of the other plan. The CRIP was not impacted by the separation of the USRIP.

In 2006, we made a discretionary contribution of $20.0 million to the EIPP and $2.0 million to fund our other postretirement benefit plans. At December 31, 2006, the USRIP and the EIPP met or exceeded ERISA’s minimum funding requirements. We do not expect to have to make any minimum funding contributions under ERISA for 2007 with respect to the USRIP or the EIPP, based on applicable law as currently in effect. In January 2007, however, we made a discretionary contribution of $12.0 million to the EIPP.

The annual report produced by our consulting actuaries specifies the funding requirements for our plans, based on projected benefits for plan participants, historical investment results on plan assets, current discount rates for liabilities, assumptions for future demographic developments, investment performance and recent changes in statutory requirements. We may elect to make additional discretionary contributions to our plans in excess of minimum funding requirements, subject to statutory limitations.

Supplemental Retirement Plans.   We maintain two supplemental executive retirement programs for certain key employees. The plans, which are unfunded, provide supplemental retirement payments, based on salary and years of service.

Other Benefits.   We maintain certain healthcare and life insurance benefit plans for eligible retired employees. Substantially all of our U.S. employees may become eligible for the healthcare benefits if they reach retirement age while working for us and satisfy certain years of service requirements. The retiree life insurance program was frozen to new participants on December 31, 2003. We accrue the cost of providing healthcare benefits over the active service period of the employee.

Obligations and Funded Status.

A reconciliation of the benefit obligations, plan assets and funded status of the plans is as follows:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
	(In millions)
Change in benefit obligation
Benefit obligation at January 1,	$579.7	$551.5	$30.2	$27.2
Service cost	10.0	7.7	0.4	0.4
Interest cost	32.1	31.8	1.6	1.6
Plan participants’ contributions	—	—	0.9	0.9
Amendments	2.3	3.5	—	—
Actuarial (gain) loss	(4.3)	19.3	1.9	4.0
Foreign currency exchange rate changes	0.1	1.3	—	—
Retiree drug subsidy paid	—	—	0.1	—
Special termination beneifts	0.5	—	—	—
Benefits paid	(37.7)	(35.4)	(4.4)	(3.9)
Benefit obligation at December 31,	582.7	579.7	30.7	30.2
Change in plan assets
Fair value of plan assets at January 1,	529.4	483.2	13.8	12.3
Actual return on plan assets	64.0	57.7	1.5	1.5
Employer contributions	23.5	22.3	5.5	3.0
Plan participants’ contributions	—	—	0.9	0.9
Foreign currency exchange rate changes	—	1.6	—	—
Benefits paid	(37.7)	(35.4)	(4.4)	(3.9)
Fair value of plan assets at December 31,	579.2	529.4	17.3	13.8
Funded status of plan	(3.5)	(50.3)	(13.4)	(16.4)
Unrecognized prior service cost	6.7	5.2	3.6	4.1
Unrecognized actuarial loss	170.5	207.7	5.9	4.5
Prepaid (accrued) benefit cost	$173.7	$162.6	$(3.9)	$(7.8)
Amounts recognized in the statement of financial position consist of (prior to the adoption of SFAS 158*):
Prepaid benefit cost	$201.9	$183.7	$—	$—
Accrued benefit liability	(43.7)	(50.9)	(3.9)	(7.8)
Intangible asset	3.3	3.1	—	—
Accumulated other comprehensive loss	12.2	26.7	—	—
Net amount recognized	$173.7	$162.6	$(3.9)	$(7.8)

*                    See impact of the adoption of SFAS 158 on the Consolidated Balance Sheet below.

The accumulated benefit obligation for the USRIP, EIPP, CRIP and Supplemental Retirement Plans was $557.1 million and $556.2 million at December 31, 2006 and 2005, respectively.

At December 31, 2006, the Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $46.8 million, $43.7 million and zero, respectively, at December 31, 2006. The EIPP had a projected benefit obligation of $108.2 million which is greater than the $103.9 million of plan assets; however, the plan assets were in excess of the $92.3 million accumulated benefit obligation.

At December 31, 2005, the EIPP and the Supplemental Retirement Plans had projected benefit obligations and accumulated benefit obligations in excess of those plans’ respective assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $141.0 million, $123.5 million and $72.6 million, respectively, at December 31, 2005.

Adoption of SFAS 158.

As discussed in Note 1, SFAS 158, which is effective for us as of December 31, 2006, requires us to recognize (1) the overfunded or underfunded status of our defined benefit pension and other postretirement benefit plans as an asset or liability on our Consolidated Balance Sheet, and (2) changes in the funded status in the year in which the changes occur through other comprehensive income, a component of shareholders’ equity. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated postretirement benefit obligation. The adoption of SFAS 158 had no impact on our Consolidated Statements of Income. The impact of adopting SFAS 158 on certain line items of our Consolidated Balance Sheet as of December 31, 2006 were as follows:

	Prior to	Impact of
	Adopting	Adopting	As Reported at
	SFAS 158	SFAS 158	December 31, 2006
	(In millions)
Prepaid pension asset	$201.9	$(154.2)	$47.7
Other assets, net	$59.7	$(3.3)	$56.4
Long-term deferred income tax liabilities, net*	$134.6	$(63.8)	$70.8
Other current liabilities	$65.8	$(3.8)	$62.0
Long-term pension and other postretirement benefit liabilities	$44.5	$20.8	$65.3
Accumulated other comprehensive loss	$(121.5)	$(110.7)	$(232.2)

*                    Included in long-term deferred income tax liabilities, net on our Consolidated Balance Sheet are the long-term deferred income tax assets related to our pension and other postretirement plans.

The following table represents the net amounts recognized, or the funded status of our pension and other postretirement benefit plans, in our Consolidated Balance Sheet at December 31, 2006 in accordance with SFAS 158:

	Pension Benefits	Other Benefits
	(In millions)
Amounts recognized in the statement of financial position consist of (subsequent to the adoption of SFAS 158):
Prepaid pension asset	$47.7	$—
Current liabilities	(3.5)	—
Long-term liabilities	(47.7)	(13.4)
Net amount recognized	$(3.5)	$(13.4)

Included in accumulated other comprehensive loss at December 31, 2006, were the following amounts that have not yet been recognized in net periodic pension cost:

	Pension Benefits	Other Benefits
	(In millions)
Prior service cost, net of accumulated taxes of $2.4 for pension benefits and $1.3 for other benefits	$4.3	$2.3
Net actuarial loss, net of accumulated taxes of $62.4 for pension benefits and $2.2 for other benefits	108.1	3.7
Accumulated other comprehensive loss	$112.4	$6.0

Components of Net Periodic Benefit Cost.

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
	(In millions)
Service cost	$10.0	$7.7	$7.3	$0.4	$0.4	$0.4
Interest cost	32.1	31.8	31.3	1.6	1.6	1.6
Expected return on plan assets	(41.0)	(40.5)	(43.8)	(1.2)	(1.0)	(0.9)
Amortization of prior service cost	0.8	4.7	0.5	0.5	0.6	0.7
Recognized actuarial loss	10.0	8.3	14.0	0.2	—	—
Special termination benefit	0.5	—	—	—	—	—
Total net periodic benefit cost	$12.4	$12.0	$9.3	$1.5	$1.6	$1.8

The following represents the amount of prior service cost and actuarial loss included in accumulated other comprehensive loss that is expected to be recognized in net periodic benefit cost during the twelve months ended December 31, 2007:

	Pension Benefits	Other Benefits
	(In millions)
Prior service cost, net of taxes of $0.4 for pension benefits and $0.2 for other benefits	$0.6	$0.3
Net actuarial loss, net of taxes of $3.3 for pension benefits and $0.1 for other benefits	$5.6	$0.2

Weighted-Average Assumptions.

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Weighted-average assumptions used to determine benefit obligations at December 31,
Discount rate	5.86%	5.68%	5.84%	5.58%
Rate of compensation increase	4.28%	4.28%	N/A	N/A

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
Weighted-average assumptions used to determine net periodic benefit cost at December 31,
Discount rate	5.68%	5.90%	6.25%	5.58%	5.92%	6.25%
Expected return on plan assets	7.99%	7.98%	8.68%	8.00%	8.00%	8.75%
Rate of compensation increase	4.28%	4.34%	4.25%	N/A	N/A	N/A

The calculation of the net periodic benefit cost for the USRIP, EIPP and CRIP utilizes a market-related value of assets. The market-related value of assets recognizes the difference between actual returns and expected returns over five years at a rate of 20% per year.

An initial 9.0% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2007. The rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2010. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(In millions)
Effect on total service and interest cost components	$0.2	$(0.2)
Effect on accumulated postretirement benefit obligation	$2.6	$(2.0)

We estimate that the future benefits payable for our retirement and postretirement plans are as follows at December 31, 2006:

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	Other Benefit Plans
	(In millions)
Years ending December 31,
2007	$36.7	$2.1	$3.5
2008	$37.3	$2.1	$3.6
2009	$37.7	$2.1	$3.7
2010	$37.9	$2.1	$3.6
2011	$38.3	$2.1	$3.5
Next five fiscal years to December 31, 2016	$196.5	$11.1	$15.1

USRIP and EIPP (the “Plans”) Investment and Asset Allocation Strategies.

The primary goal of the asset allocation strategy of the Plans is to produce a total investment return, employing the lowest possible level of financial risk, which will: (1) satisfy annual cash benefits payments to the Plans’ participants and (2) maintain and increase the total market value of the Plans’ assets, after cash benefits payments, on a real (inflation adjusted) basis. Maximization of total investment return is not, taken in isolation, a goal of the asset allocation strategies of the Plans. Return maximization is pursued subject to the asset allocation risk control constraints noted previously. The Plan’s investment managers are required to abide by the provisions of ERISA. Standards of performance for each manager include an expected return versus an assigned benchmark, a measure of volatility, and a time period of evaluation.

The Plans’ asset allocation strategies are determined based upon guidelines provided by our external advisor. This forecasting process takes into account projected investment returns by asset category, the correlation among those returns, the standard deviation of those returns and the future pattern of actuarial liabilities to which the plan is obligated. Asset/liability forecasting is conducted at regular intervals during the year, as needed, utilizing input from our external consulting actuaries, and our external investment advisor. The Plans’ asset targets and ranges are approved by in-house Plan Administrators, who are Named Fiduciaries under ERISA. Investment recommendations are made by our external advisor, working in conjunction with our in-house Investment Officer, who is also an ERISA Named Fiduciary. The expected return on plan assets assumption of 8.00% and 8.25% for the USRIP and the EIPP, respectively, in 2006 was based on the 50th percentile return from our asset/liability forecasting process.

The Plans, in an effort to meet their asset allocation objectives, utilize a variety of asset classes which have historically produced returns which are relatively uncorrelated to those of the S&P 500. Asset classes included in this category are alternative assets (hedge fund-of-funds), venture capital (including secondary private equity) and real estate. The primary benefits to the Plans of using these types of asset classes are: (1) their non-correlated returns reduce the overall volatility of the Plans’ portfolio of assets, and (2) they produce superior risk-adjusted returns. Additionally, the Plans allow certain of their managers, subject to specific risk constraints, to utilize derivative instruments, in order to enhance asset return, reduce volatility or both. Derivatives are primarily employed by the Plans in their fixed income portfolios and in the hedge fund-of-funds area.

The Plans are prohibited from investing additional amounts in Equifax stock once the market value of stock held by each plan exceeds 10% of the total market value of each plan. At December 31, 2006 and 2005, the USRIP’s assets included 0.9 million and 1.7 million shares, respectively, of Equifax common stock, with a market value of $37.5 million and $63.0 million, respectively. At December 31, 2006 and 2005, the EIPP’s assets included 0.1 million shares of Equifax common stock for both periods, with a market value of $4.3 million and $4.0 million, respectively. Not more than 5% of the portfolio (at cost) shall be invested in the securities of any one issuer, with the exceptions of Equifax common stock, and U.S. Treasury and government agency securities.

The following USRIP and EIPP asset allocation ranges, targets and actual allocations were in effect as of December 31, 2006 and 2005:

			Actual
	Target	Range	2006	2005
USRIP
Large-Cap Equity	20%	15%-35%	23.3%	22.8%
Mid-Cap Equity	6%	5%-15%	8.0%	7.7%
Small-Cap Equity	8%	5%-15%	6.7%	11.8%
International Equity	14%	10%-20%	20.7%	17.7%
Hedge Fund of Funds	16%	5%-20%	19.1%	17.7%
Venture Capital	6%	5%-10%	6.4%	6.7%
Real Estate	10%	5%-15%	2.5%	3.3%
Fixed Income	20%	10%-35%	11.4%	11.6%
Cash	minimal	0%-2%	1.9%	0.7%
EIPP
Large-Cap Equity	22%	15%-35%	25.3%	33.1%
Mid-Cap Equity	6%	5%-15%	13.9%	19.2%
Small-Cap Equity	8%	5%-15%	7.4%	9.4%
International Equity	16%	10%-20%	15.4%	18.1%
Hedge Fund of Funds	16%	5%-20%	14.4%	6.9%
Venture Capital	8%	5%-10%	2.9%	4.8%
Real Estate	14%	0%-15%	13.0%	2.8%
Fixed Income	10%	5%-25%	6.8%	5.7%
Cash	minimal	0%-2%	0.9%	0.0%

CRIP Investment and Asset Allocation Strategies

The Pension Committee of the CRIP has retained an investment manager who has the discretion to invest in various asset classes with the care, skill, and diligence expected of professional prudence. The CRIP has a separate custodian of those assets, which are held in various segregated pooled funds. The Pension Committee maintains an investment policy for the CRIP, which imposes certain limitations and restrictions regarding allowable types of investments. The current investment policy imposes those restrictions on investments or transactions such as (1) Equifax common stock or securities, except as might be incidental to any pooled funds which the plan may have, (2) commodities or loans, (3) short sales and the use of margin accounts, (4) put and call options, (5) private placements, and (6) transactions which are “party-related” in nature as specified by the Canadian Pension Benefits Standards Act and its regulations.

Each pooled fund is associated with an asset classification, which has a primary investment objective. The objective for each asset class is related to a standard investment index and to a period of four-years. The following includes the objectives for each of the current five asset classes:

Asset Class	Four-Year Objective
Canadian Equities	S&P/TSX Composite Total Return Index plus 1.5%
U.S. Equities	S&P 500 Total Return Index plus 1.5% (Canadian $)
International Equities	MSCI EAFE Total Return Index plus 1.5% (Canadian $)
Fixed Income	Scotia Capital Universe Bond Index™ plus 0.5%
Money Market	Scotia Capital 91-Day Treasury Bill Index plus 0.3%

The plan’s manager derives its investment return projections using several criteria. The determination of projected inflation is necessary to apply the premium to compute the nominal return for each asset class. The risk premium is based on historical studies of capital markets. The real return expectations for the various asset classes are based on historical relationships that acknowledge the risk premium inherent among the various asset classes. The nominal return, computed as described above, is then adjusted for various market and economic factors, including the status of the economic cycle, currency issues, the direction of interest rates, and price/earnings multiples. Next, specific time-weighted return targets are set for the total fund, based on a benchmark portfolio return. The Pension Committee expects the investment manager to exceed that return by a predetermined value over a certain period.

The following specifies the asset allocation ranges, targets, and actual allocation as of December 31, 2006 and 2005:

			Actual
	Target	Range	2006	2005
Canadian Equities	40.5%	30%-50%	37.7%	39.3%
U.S. Equities	19.0%	9%-29%	20.4%	20.5%
International Equities	10.0%	0%-19%	12.0%	11.4%
Fixed Income	28.5%	20%-40%	29.8%	28.1%
Money Market	2.0%	0%-10%	0.1%	0.7%

The investment goal is to achieve the composite return calculated based on the above benchmark allocation plus 1% over successive four-year periods. An additional objective is to provide a real rate of return of 3.0% when compared with the Canadian Consumer Price Index, also over successive four-year periods. The actual investment returns for the CRIP were 14.1% for 2006 and 11.7% for 2005.

U.S. Employee Retirement Savings Plan.   The Group Plans Administrative Committee determines annual contributions, within specified ranges, to our U.S. employee retirement savings plan for the benefit of eligible employees, in the form of units of Equifax common stock. Employees may transfer all or a part of these Equifax common stock investments into other available investments within the plan, at any time. Our matching contributions are expensed. Expenses for this plan were $3.7 million, $3.8 million and $3.2 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively.

Foreign Retirement Plans.   We also maintain defined contribution plans for certain employees in the U.K. and Canada. For the years ended December 31, 2006, 2005 and 2004, our expenses related to these plans were not material.

Deferred Compensation Plans.   We maintain three deferred compensation plans that allow for certain management employees and the Board of Directors to defer the receipt of compensation (such as salary, incentive compensation, commissions, and/or stock from the exercise of stock options or vested shares) until a later date based on the terms of the plans. The benefits under these deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Long-Term Incentive Plan.   We have a shareholder-approved Key Management Incentive Plan (Annual Incentive Plan) for certain key officers that provides for annual or long-term cash awards at the end of various measurement periods, based on the earnings per share and/or various other criteria over the measurement period. Our total accrued incentive compensation for all incentive plans included in accrued salaries and bonuses on our Consolidated Balance Sheets was $34.8 million and $34.0 million at December 31, 2006 and 2005, respectively.

10.   SALE OF INVESTMENT IN INTERSECTIONS INC. (“INTERSECTIONS”)

On May 5, 2004, Equifax, through its wholly-owned subsidiary CD Holdings, Inc. (“CD Holdings”), completed the sale of 3,755,792 shares of common stock it owned in Intersections Inc., a provider of identity theft protection and credit management services, in an underwritten public offering of common stock for net proceeds of $59.4 million. Immediately prior to the public offering, CD Holdings converted a $20.0 million senior secured convertible note issued to it by Intersections in November 2001 into 3,755,792 shares of Intersections common stock, or approximately 26.9% of Intersections’ outstanding common stock. The book value of our investment in Intersections was $22.3 million, including accrued interest of $2.3 million. In 2004, we recorded a gain on the sale of $23.0 million, net of income taxes of $13.8 million, which is included in other income, net on the accompanying Consolidated Statement of Income.

11.   SEVERANCE CHARGE

During the fourth quarter of 2006, we approved a plan for certain organizational changes, effective January 1, 2007. This plan provides for the realignment of our operations, resulting in the elimination of approximately 170 positions, with expected payments totaling $6.4 million, pre-tax, and $4.0 million, net of tax, primarily in 2007. In accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits—An Amendment of FASB Statements No. 5 and 43,” the severance cost liabilities were recognized in the fourth quarter of 2006 as payment was probable and estimable under existing plans.

12.   DISCONTINUED OPERATIONS

After incurring losses in each of the preceding four years, we decided to sell our Italian operations, which were formerly included in Europe within our International segment, in 2004. In accordance with SFAS 144, the net assets, results of operations and cash flows of the Italian business for 2004 were classified as discontinued operations. For 2004, revenue for this business component was $11.4 million. We recorded an impairment charge of $5.3 million, pretax, related to the write-down of purchased data during the second quarter of 2004. We had a $2.7 million loss, net of tax, on discontinued operations in 2004. We recorded a gain on the sale of $2.6 million during the fourth quarter of 2004, of which $5.7 million related to the recognition of a cumulative translation adjustment gain into income. Additionally, in 2002, we made the decision to exit our commercial services business in Spain in our Europe segment. We had a $0.1 million gain, net of tax, on discontinued operations in 2004.

The assets and liabilities related to the discontinued operations were not material at December 31, 2004. There were no such assets or liabilities at December 31, 2006 or 2005.

Our cash provided by discontinued operations on our Consolidated Statement of Cash Flows for the twelve months ended December 31, 2004 primarily consisted of cash provided by operating activities. For the same period, cash used in investing activities from discontinued operations was not material and there were no cash flows related to financing activities associated with our discontinued operations.

13.   RELATED PARTY TRANSACTIONS

SunTrust Banks, Inc. (“SunTrust”)

We consider SunTrust a related party because L. Phillip Humann, a member of our Board of Directors, was the Chairman and Chief Executive Officer of SunTrust through January 1, 2007, and Larry L. Prince, member of our Board of Directors, is a director of SunTrust. Our relationships with SunTrust are described more fully as follows:

•      We paid SunTrust $3.1 million, $3.2 million and $2.8 million, respectively, during the twelve months ended December 31, 2006, 2005 and 2004 for services such as lending, foreign exchange, debt underwriting, cash management, trust, investment management, acquisition valuation, and shareholder services relationships.

•      We also provide credit management services to SunTrust, as a customer, from whom we recognized revenue of $4.9 million, $3.9 million and $4.3 million, respectively, during the twelve months ended December 31, 2006, 2005 and 2004. The corresponding outstanding accounts receivable balances due from SunTrust at December 31, 2006 and 2005 were immaterial.

•      We have a $500.0 million senior unsecured revolving credit agreement, as amended in July 2006, with a group of banks, of which SunTrust is committed to $75.0 million. At December 31, 2006 and 2005, SunTrust’s portion of the outstanding borrowings under this facility totaled $3.8 million and $12.0 million, respectively.

•      SunTrust extends financing in the form of an amortizing term loan to a leveraged real estate limited partnership, which owns our Atlanta data center located in Alpharetta, Georgia, where we are the primary operating lease tenant. An unrelated bank leasing company is the equity owner of this partnership. Although this term loan is considered to be non-recourse financing to Equifax, SunTrust is dependent on the operating lease payments made by us to the partnership to service interest expense and amortize principal on the term loan’s debt. As of December 31, 2006 and 2005, $15.9 million and $18.8 million, respectively, were outstanding under this agreement.

•      SunTrust provides the $29.0 million synthetic lease facility related to our Atlanta corporate headquarters building. As of December 31, 2006 and 2005, the amount of this facility was $29.0 million. See Note 6 for additional information about this lease.

•      SunTrust provides investment management services for our USRIP through its subsidiary, the Lighthouse Group, Inc. We had a similar arrangement with another of SunTrust’s subsidiaries, Trusco Capital Management, Inc., during 2005 and early 2006. As of December 31, 2006 and 2005, a total of $26.8 million and $49.3 million, respectively, of USRIP assets were managed by one or both of these subsidiaries of SunTrust.

Bank of America, N.A. (“B of A”)

We consider B of A a related party because Jacquelyn M. Ward, a member of our Board of Directors, is also a director of B of A. Our relationships with B of A are described more fully as follows:

•      We provide credit management services to B of A, as a customer, from whom we recognized revenue of $37.1 million, $26.6 million and $18.3 million, respectively, during the twelve months ended December 31, 2006, 2005 and 2004. The corresponding outstanding accounts receivable balances due from B of A at December 31, 2006 and 2005 were $5.5 million and $4.1 million, respectively.

•      As referenced above under SunTrust, we have a $500.0 million senior unsecured revolving credit agreement, as amended in July 2006, with a group of banks, of which B of A is committed to $75.0 million. Banc of America Securities LLC, a subsidiary of Bank of America Corporation, served as a joint lead arranger of the facility. At December 31, 2006 and 2005, B of A’s portion of the outstanding borrowings under this facility totaled $3.8 million and $12.0 million, respectively.

•      B of A extends an uncommitted $25.0 million working capital line of credit to Equifax. The facility is cancelable at the discretion of either party. The uncommitted working capital line, at December 31, 2006 and 2005, had outstanding balances of zero and $4.2 million, respectively.

•      Bank of America Corporation provides investment management services for the USRIP and EIPP through its subsidiary, Bank of America Capital Advisors, LLC. At December 31, 2006 and 2005, a total of $7.1 million and $7.6 million, respectively, of USRIP and EIPP assets were managed by this subsidiary.

•      At December 31, 2006 and 2005, B of A was the counterparty on interest rate swaps with us with a notional value of $29.0 million.

Fidelity National Information Services, Inc. (“FNIS”)

We consider FNIS a related party because Lee A. Kennedy, one of our directors, is Chief Executive Officer of FNIS. We sell telecommunication credit information reports and customer portfolio reviews to FNIS. Revenue from FNIS, as a customer, for credit disclosure reports and portfolio reviews was not material during the twelve months ended December 31, 2006, 2005 and 2004. The corresponding outstanding accounts receivable balances due from FNIS at December 31, 2006 and 2005 were immaterial. In addition, FNIS provides customer invoice and disclosure notification printing and mailing services to us. Amounts paid to FNIS for fulfillment services were $10.5 million, $10.0 million and $9.2 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively.

14.   SEGMENT INFORMATION

Organizational Realignment.   Effective January 1, 2007, we implemented certain organizational changes as result of a strategic review of our business. The changes to our internal structure changed our operating segments to the following: U.S. Consumer Information Solutions, North America Personal Solutions, North America Commercial Solutions and International. U.S. Consumer Information Solutions consists of the former Marketing Services and North America Information Services operating segments, excluding U.S. Commercial Services and Canada. North America Commercial Solutions represents our former commercial business for the U.S. and Canada that was within North America Information Services as well as our October 2006 acquisition of Austin-Tetra. International consists of our consumer business in Canada and all of our businesses in Europe and Latin America. North America Personal Solutions remains unchanged. Our financial results for the twelve months ended December 31, 2006, 2005 and 2004 have been recast below to reflect our new organizational structure. References to our segments within the other footnotes have been updated to reflect the new organizational structure.

Reportable Segments.  Effective with our organizational realignment on January 1, 2007, we manage our business and report our financial results through the following four reportable segments, which are the same as our operating segments:

•       U.S. Consumer Information Solutions

•       North America Personal Solutions

•       North America Commercial Solutions

•       International

We also separately disclose the financial information pertaining to our discontinued operations. The accounting policies of the reportable segments are the same as those described in our summary of significant accounting policies (see Note 1). We evaluate the performance of these reportable segments based on their operating revenues, operating income and operating margins, excluding any unusual or infrequent items, if any. Inter-segment sales and transfers are not material for all periods presented. The measurement criteria for segment profit or loss and segment assets are substantially the same for each reportable segment. All transactions between segments are accounted for at cost, and no timing differences occur between segments.

A summary of segment products and services under our new organizational structure is as follows:

U.S. Consumer Information Solutions.   This segment includes consumer information services (such as credit information and credit scoring, credit modeling services, locate services, fraud detection and prevention services, identity verification services and other consulting services); mortgage loan origination information services; credit marketing services; and consumer demographic and lifestyle information services.

North America Personal Solutions. This segment includes credit monitoring and identity theft protection products sold directly to consumers via the Internet and in various hard-copy formats.

North America Commercial Solutions.    This segment includes commercial products and services that provide business information, credit scores and portfolio analytics (decisioning tools), which are derived from our business databases of business credit and financial information. Austin-Tetra, our acquisition in October 2006, is included in this segment.

International.   This segment includes information services products, which includes consumer and commercial services (such as credit and financial information, credit scoring and credit modeling services), and credit marketing products and services, and products and services sold directly to consumers. The operating results for our Italian businesses that were disposed of in the fourth quarter of 2004 have been reclassified to loss from discontinued operations and are not included in the International segment results as shown below.

Segment information for the twelve months ended December 31, 2006, 2005 and 2004, and as of December 31, 2006 and 2005, is as follows:

(dollars in millions)	Twelve Months Ended December 31,
	2006	2005	2004
Operating revenue:
U.S. Consumer Information Solutions	$968.1	$933.3	$836.2
International	402.8	358.3	312.8
North America Personal Solutions	126.0	114.7	96.1
North America Commercial Solutions	49.4	37.1	27.7
Total operating revenue	$1,546.3	$1,443.4	$1,272.8

(dollars in millions)	Twelve Months Ended December 31,
	2006	2005	2004
Operating income:
U.S. Consumer Information Solutions	$395.7	$392.2	$339.9
International	118.1	100.8	78.4
North America Personal Solutions	13.6	13.5	17.6
North America Commercial Solutions	9.9	4.4	0.2
General Corporate Expense	(101.2)	(88.9)	(60.3)
Total operating income	$436.1	$422.0	$375.8

(dollars in millions)	Twelve Months Ended December 31,
	2006	2005	2004
Operating revenue by product or service line, or geographic region:
Online Consumer Information Solutions	$619.2	$594.5	$524.6
Mortgage Reporting Solutions	71.7	85.1	75.5
Credit Marketing Services	166.3	150.7	139.5
Direct Marketing Services	110.9	103.0	96.6
Total U.S. Consumer Information Services	968.1	933.3	836.2
Europe	153.6	142.0	142.0
Latin America	154.0	126.7	91.5
Canada Consumer	95.2	89.6	79.3
Total International	402.8	358.3	312.8
North America Personal Solutions	126.0	114.7	96.1
North America Commercial Solutions	49.4	37.1	27.7
Total operating revenue	$1,546.3	$1,443.4	$1,272.8

(dollars in millions)	December 31,
	2006	2005
Total assets:
U.S. Consumer Information Solutions	$1,023.7	$1,033.5
International	574.4	535.3
North America Personal Solutions	14.3	10.5
North America Commercial Solutions	72.4	29.9
General Corporate	105.8	222.3
Total assets	$1,790.6	$1,831.5

(dollars in millions)	December 31,
	2006	2005
Total net assets:
U.S. Consumer Information Solutions	$607.2	$752.5
International	476.7	429.8
North America Personal Solutions	(33.7)	(15.6)
North America Commercial Solutions	42.5	31.0
General Corporate	(254.6)	(377.4)
Total net assets	$838.1	$820.3

(dollars in millions)	Twelve Months Ended December 31,
	2006	2005	2004
Depreciation and amortization expense:
U.S. Consumer Information Solutions	$46.1	$47.2	$42.7
International	19.2	18.4	23.2
North America Personal Solutions	3.0	2.7	2.2
North America Commercial Solutions	4.2	3.8	3.5
General Corporate Expense	10.3	10.1	7.1
Total depreciation and amortization expense	$82.8	$82.2	$78.7

(dollars in millions)	Twelve Months Ended December 31,
	2006	2005	2004
Capital expenditures:
U.S. Consumer Information Solutions	$32.0	$31.1	$32.1
International	11.1	8.4	8.2
North America Personal Solutions	2.9	2.1	3.5
North America Commercial Solutions	0.8	0.1	1.0
General Corporate	5.2	4.5	2.7
Total capital expenditures	$52.0	$46.2	$47.5

Financial information by geographic area is as follows:

	Twelve Months Ended December 31,
	2006		2005		2004
	Amount	%	Amount	%	Amount	%
	(In millions)
Operating Revenue (based on location of customer)
U.S.	$1,120.5	72%	$1,063.9	73%	$940.3	74%
Canada	118.2	8%	110.8	8%	99.0	8%
U.K.	135.0	9%	124.3	9%	124.3	10%
Brazil	78.0	5%	67.4	5%	47.3	4%
Other	94.6	6%	77.0	5%	61.9	5%
Total operating revenue	$1,546.3	100%	$1,443.4	100%	$1,272.8	100%*

*                    Does not total due to rounding

	December 31,
	2006		2005
	Amount	%	Amount	%
	(In millions)
Long-Lived Assets
U.S.	$898.3	62%	$1,104.4	71%
Canada	114.6	8%	129.8	8%
U.K.	126.8	9%	111.8	7%
Brazil	141.5	10%	131.8	9%
Other	164.2	11%	73.3	5%
Total long-lived assets	$1,445.4	100%	$1,551.1	100%

15.   SUBSEQUENT EVENTS (UNAUDITED)

Goodwill Reallocation.  Effective January 1, 2007, we realigned our organization, which, as discussed in Note 14, resulted in new reportable segments. As a result of the change in our reportable segments, our reporting units under which we test goodwill for impairment in accordance with SFAS 142 also changed. On January 1, 2007, we reallocated goodwill to our new reporting units based on their relative fair value, as applicable, in accordance with SFAS 142. When reporting units are changed, SFAS 142 requires that the goodwill be tested for impairment. During the first quarter of 2007, we performed our goodwill impairment test following the reallocation of goodwill, which resulted in no impairment.

TALX Acquisition.   On February 14, 2007, we agreed to acquire TALX Corporation (“TALX”), a leading provider of workplace verification information and employment services, in a transaction valued at approximately $1.4 billion, including the assumption of debt, based on the $41.91 per share closing price of Equifax stock on February 14, 2007. The acquisition of TALX equity is structured to consist of 75% Equifax stock and 25% cash, together valued at approximately $1.2 billion. TALX shareholders may elect to receive for each share of TALX stock either a fixed exchange ratio of .861 shares of Equifax stock, $35.50 in cash or a combination of stock and cash equivalent value, subject to proration to achieve the 75% Equifax common stock and 25% cash consideration described above. In the aggregate, upon the closing of the acquisition, we will issue approximately 22 million shares of Equifax stock and pay approximately $300 million in cash for the stock of TALX. We also will assume TALX’s outstanding debt, which was $191.6 million at December 31, 2006. We plan to finance the acquisition with cash provided by operating activities and borrowings under our senior revolving credit facility, of which no amounts were outstanding at February 14, 2007. The transaction has been approved by the Board of Directors of each company and also must be approved by the stockholders of TALX. The transaction is also subject to review by regulatory authorities and other customary closing conditions. We currently expect the transaction to close by the end of the third quarter of 2007. It is possible that factors outside of our control could require us to complete the acquisition at a later date or not to complete it at all. This transaction will be accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations”.

In February 2007, our Board of Directors authorized us to repurchase an increased number of shares of our common stock. We announced our intention to repurchase approximately $700 million of the stock issued in the acquisition. We expect to finance these share repurchases using cash provided by operating activities, as well as the issuance of new debt.

16.   QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for 2006 and 2005 were as follows:

	Three Months Ended
2006	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$374.0	$387.7	$394.6	$390.0
Operating income	$109.2	$96.4	$120.6	$109.9
Net income	$62.9	$69.6	$78.9	$63.1
Basic earnings per common share*	$0.49	$0.54	$0.62	$0.50
Diluted earnings per common share*	$0.48	$0.53	$0.61	$0.50

	Three Months Ended
2005	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
Operating revenue	$343.4	$363.4	$375.3	$361.3
Operating income	$102.0	$106.7	$107.3	$106.0
Net income	$58.6	$62.6	$62.5	$62.8
Basic earnings per common share*	$0.45	$0.48	$0.48	$0.48
Diluted earnings per common share*	$0.44	$0.47	$0.47	$0.48

*                    The sum of the quarterly EPS may not equal the annual EPS due to changes in the weighted-average shares between periods.

The comparability of our quarterly financial results during 2006 and 2005 were impacted by certain events, as follows:

•       During 2006 and 2005, we made several acquisitions, including Austin-Tetra in 2006 and APPRO and BeNow in 2005. For additional information about these acquisitions, see Note 3 of the Notes to Consolidated Financial Statements.

•       On January 1, 2006, we adopted SFAS 123R, which resulted in incremental stock-based compensation expense during 2006 when compared to 2005. The incremental impact on the 2006 Consolidated Statements of Income, by quarter, was: $2.3 million ($1.6 million net of tax) in the first quarter; $3.5 million ($2.3 million net of tax) in the second quarter; $0.8 million ($0.6 million net of tax) in the third quarter; and $1.0 million ($0.7 million net of tax) in the fourth quarter. For additional information about the impact of SFAS 123R, see Note 2 of the Notes to Consolidated Financial Statements.

•       During the second and third quarters of 2006, there were several litigation matters that had an impact on our Consolidated Financial Statements. For additional information about these litigation matters, see Note 6 of the Notes to Consolidated Financial Statements.

•       During the fourth quarter of 2006, we recorded a severance charge of $6.4 million ($4.0 million, net of tax) related to an organizational realignment. For additional information about this charge, see Note 11 of the Notes to Consolidated Financial Statements.